                                                                     EXHIBIT 2.1

                                                                       EXECUTION

                             PURCHASE AGREEMENT

                                   AMONG

                         PAREXEL INTERNATIONAL, LLC
                                 (AS BUYER)

                                    AND

                     PAREXEL INTERNATIONAL CORPORATION
                  (FOR THE LIMITED PURPOSES OF ARTICLE X)

                                    AND

                    BEHAVIORAL AND MEDICAL RESEARCH, LLC
              (AS SELLER OF THE BMR ASSETS, AS DEFINED HEREIN)

                                    AND

              CALIFORNIA CLINICAL TRIALS MEDICAL GROUP, INC.,
     (WHOSE CAPITAL STOCK WILL BE TRANSFERRED, AS CONTEMPLATED HEREIN)

                                    AND

                         MURRAY H. ROSENTHAL, D.O.
                                    AND
                              ROBERT J. PALKO

           (AS MEMBERS) FOR THE PURPOSES STATED IN THE AGREEMENT

                        DATED AS OF OCTOBER 12, 2006

                             TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I    Definitions.................................................     1

   Section 1.01.  Certain Terms Defined..................................     1

ARTICLE II   Asset and Stock Purchase; Consideration; Post-Closing
             Adjustments; Allocation of Consideration; Closing...........     9
   Section 2.01.  Agreement to Sell and Purchase the BMR Assets..........     9
   Section 2.02.  BMR Assets.............................................     9
   Section 2.03.  Excluded Property......................................    10
   Section 2.04.  Excluded/Assumed Obligations...........................    11
   Section 2.05.  Transfer of CCT Stock..................................    13
   Section 2.06.  Consideration..........................................    13
   Section 2.07.  Adjustments to Consideration...........................    13
   Section 2.08.  Allocation of Consideration............................    15
   Section 2.09.  Escrow.................................................    16
   Section 2.10.  The Closing............................................    16

ARTICLE III  Representations and Warranties of BMR and CCT...............    18
   Section 3.01.  Incorporation..........................................    18
   Section 3.02.  Due Authorization of Agreement; No Conflict with Other
                  Instruments............................................    18
   Section 3.03.  CCT Capitalization.....................................    20
   Section 3.04.  Subsidiaries...........................................    20
   Section 3.05.  Financial Information..................................    20
   Section 3.06.  Ownership of Properties; Condition of Properties.......    21
   Section 3.07.  Condition of the Combined Assets.......................    22
   Section 3.08.  Liabilities............................................    22
   Section 3.09.  Inventories and Supplies...............................    22
   Section 3.10.  Trademarks and Copyrights..............................    22
   Section 3.11.  Employee Plans.........................................    24
   Section 3.12.  Insurance..............................................    24
   Section 3.13.  Litigation and Compliance with Laws....................    25
   Section 3.14.  Contracts..............................................    25
   Section 3.15.  Taxes..................................................    27
   Section 3.16.  Absence of Material Changes............................    28
   Section 3.17.  Permits................................................    28
   Section 3.18.  Environmental Matters..................................    28
   Section 3.19.  Liability for Finder's Fees............................    29
   Section 3.20.  Relationships..........................................    29
   Section 3.21.  Labor Matters..........................................    29
   Section 3.22.  Agreements with Employees..............................    30

   Section 3.23.  Absence of Certain Business Practices..................    30
   Section 3.24.  Disclosure.............................................    30
   Section 3.25.  Accounts Receivable....................................    30
   Section 3.26.  Shareholder Approvals..................................    30
   Section 3.27.  Certain Business Relationships With Affiliates.........    31
   Section 3.28.  No Owned Real Property.................................    31
   Section 3.29.  Real Property Leases...................................    31
   Section 3.30.  Regulatory Compliance..................................    31
   Section 3.31.  Patient Information....................................    33

ARTICLE IV   Representations and Warranties of Buyer.....................    34
   Section 4.01.  Incorporation; Corporate Power.........................    34
   Section 4.02.  Due Authorization of Agreement, No Conflict with Other
                  Instruments............................................    34
   Section 4.03.  Liability for Finder's Fee.............................    34

ARTICLE V    Covenants of BMR, CCT and the Members.......................    34
   Section 5.01.  Consummation of Agreement..............................    34
   Section 5.02.  Certain Prohibited Transactions........................    34
   Section 5.03.  Access to Premises and Information.....................    34
   Section 5.04.  Conduct of Business....................................    35
   Section 5.05.  Negotiation of Clinic Leases...........................    36
   Section 5.06.  Solicitation and Hiring................................    36
   Section 5.07.  Non-Competition........................................    37
   Section 5.08.  Notice of Changes......................................    37
   Section 5.09.  Good Title to Assets...................................    37
   Section 5.10.  Consents of Third Parties..............................    38
   Section 5.11.  Tax Returns............................................    38
   Section 5.12.  Collection of Accounts Receivable......................    39
   Section 5.13.  Maintenance of Existence; Restriction on Dividends and
                  Distributions..........................................    40
   Section 5.14.  Access to Employees....................................    40
   Section 5.15.  Breach of Covenant.....................................    40
   Section 5.16.  Name Changes...........................................    40
   Section 5.17.  Covenants with Respect to Computer Equipment...........    40

ARTICLE VI   Covenants of Buyer..........................................    41
   Section 6.01.  Consummation of Agreement..............................    41
   Section 6.02.  Employee Records and Information: Buyer's Employment
                  of Designated Employees................................    41
   Section 6.03.  Notice of Change of Ownership..........................    43
   Section 6.04.  Cooperation with BMR...................................    43
   Section 6.05.  Retention of Records and Files.........................    43

ARTICLE VII  Conditions Precedent........................................    44
   Section 7.01.  Conditions Precedent to Obligations of Buyer...........    44
   Section 7.02.  Conditions Precedent to the Obligations of BMR.........    46

ARTICLE VIII Indemnity...................................................    47
   Section 8.01.  Indemnity by BMR and the Members.......................    47
   Section 8.02.  Indemnity by Buyer.....................................    47
   Section 8.03.  Limitation on Period to Initiate Claims under
                  Sections 8.01 and 8.02.................................    48
   Section 8.04.  Notice of Claims.......................................    49
   Section 8.05.  Damages................................................    50
   Section 8.06.  Exclusive Remedy.......................................    50
   Section 8.07.  Treatment of Indemnity Payments........................    50

ARTICLE IX   Termination.................................................    50
   Section 9.01.  Termination of Agreement...............................    50
   Section 9.02.  Effect of Termination..................................    51

ARTICLE X    Parent Guaranty.............................................    51

ARTICLE XI   Miscellaneous...............................................    52

   Section 11.01. Expenses...............................................    52
   Section 11.02. Transfer Taxes.........................................    52
   Section 11.03. Publicity..............................................    52
   Section 11.04. Further Assurances.....................................    52
   Section 11.05. Notices................................................    52
   Section 11.06. Postponement and Waiver................................    53
   Section 11.07. Assignment.............................................    54
   Section 11.08. Entire Agreement.......................................    54
   Section 11.09. Invalidity.............................................    54
   Section 11.10. Captions...............................................    54
   Section 11.11. Counterparts...........................................    54
   Section 11.12. Governing Law and Venue................................    54
   Section 11.13. No Third Party Beneficiaries...........................    54

Exhibits:

Exhibit A Bill of Sale
Exhibit B Instrument of Assumption
Exhibit C Escrow Agreement
Exhibit D Form of Non-Competition and Non-Solicitation Letter Agreement Exhibit E Form of Key Employment Agreement

Schedules:

Schedule 2.04(a)(vi) Comerica Bank Liabilities
Schedule 2.07        Target Working Capital
Schedule 5.04(b)(ii) Schedule of Employee Bonuses
Schedule 7.01(o)     Key Employees
Schedule 7.01(p)     BMR Members Subject to Non-Competition and
                     Non-Solicitation Agreements
Disclosure Schedules

                               PURCHASE AGREEMENT

     This Purchase Agreement made and entered into effective as of October 12, 2006 (the "Effective Date"), by and among, PAREXEL INTERNATIONAL, LLC, a Delaware limited liability company ("Buyer"), BEHAVIORAL AND MEDICAL RESEARCH, LLC, a California limited liability company ("BMR"), CALIFORNIA CLINICAL TRIALS MEDICAL GROUP, INC., a California professional medical corporation ("CCT"), MURRAY H. ROSENTHAL, D.O. ("Dr. Rosenthal") and ROBERT J. PALKO ("Palko" and collectively with Dr. Rosenthal, the "Members").

                                    RECITALS

     A. CCT is engaged in the Business (as defined below), and receives management and administrative services from, and utilizes certain assets owned or held under lease by, BMR in the operation of the Business.

     B. Dr. Rosenthal is the sole shareholder of CCT.

     C. Dr. Rosenthal and Palko are the owners of in excess of eighty percent (80%) of the outstanding voting equity interests of BMR.

     D. BMR wishes to sell, and Buyer wishes to purchase, the BMR Assets (as defined below), and Dr. Rosenthal wishes to transfer and convey to Designee all of the issued and outstanding capital stock of CCT, upon the terms and conditions contained herein.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of their respective promises and undertakings hereunder, the parties hereto, each intending to be legally bound hereby, do covenant and agree respectively as follows:

                                    ARTICLE I

                                   Definitions

     Section 1.01. Certain Terms Defined. The terms defined in this Section shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication require otherwise:

     "$" shall mean United States Dollars;

     "1060 Forms" has the meaning given in Section 2.08(d);

     "Accountant" shall mean an independent nationally recognized accounting firm to be mutually agreed upon by the parties;

     "Agreement" or "this Agreement" shall mean this Purchase Agreement (including attached Schedules and Exhibits) as originally executed and delivered, or, if amended or supplemented, as so amended or supplemented;

     "Allocation Schedule" has the meaning given in Section 2.08(a);

     "Ancillary Documents" shall mean the Escrow Agreement, the Bill of Sale, the Instrument of Assumption and the other instruments, documents and agreements executed in connection with the consummation of the transactions hereto;

     "Assumed Obligations" has the meaning given in Section 2.04(b);

     "Bill of Sale" has the meaning given in Section 2.10(b)(iii);

     "BMR" has the meaning given in the preamble;

     "BMR Accounts Receivable" has the meaning given in Section 2.02(b);

     "BMR and CCT Intellectual Property" shall mean shall the Owned Intellectual Property and the Licensed Intellectual Property;

     "BMR and CCT Registrations" has the meaning given in Section 3.10(a);

     "BMR Assets" has the meaning given in Section 2.02;

     "BMR Contracts" has the meaning given in Section 2.02(g);

     "BMR Equipment" has the meaning given in Section 2.02(d);

     "BMR Inventories" has the meaning given in Section 2.02(h);

     "BMR Licensed Intellectual Property" shall mean all Intellectual Property that is licensed to BMR by any third party (including CCT), and that is used in the Business;

     "BMR Owned Intellectual Property" shall mean the Intellectual Property owned or purported to be owned by BMR, in whole or in part, and that is used in the Business;

     "BMR Plans" has the meaning given in Section 3.11(a);

     "BMR Records" has the meaning given in Section 2.02(i);

     "Business" shall mean the activities and operations relating to the formulation and conduct of clinical trials for drug testing purposes;

     "Buyer" has the meaning given in the preamble;

     "Buyer Leasing Company" has the meaning given in Section 6.02(b);

     "Buyer Parent" shall mean PAREXEL International Corporation, a Massachusetts corporation;

     "CCT" has the meaning given in the preamble;

     "CCT Accounts Receivable" has the meaning given in Section 3.06(b);

     "CCT Acquired Stock" has the meaning given in Section 2.05;

     "CCT Assets" has the meaning given in Section 3.06;

     "CCT Contracts" has the meaning given in Section 3.06(g);

     "CCT Equipment" has the meaning given in Section 3.06(d);

     "CCT Inventories" has the meaning given in Section 3.06(h);

     "CCT Licensed Intellectual Property" shall mean all Intellectual Property that is licensed to CCT by any third party (including BMR);

     "CCT Obligations" has the meaning given in Section 2.04(b);

     "CCT Owned Intellectual Property" shall mean the Intellectual Property owned or purported to be owned by CCT, in whole or in part;

     "CCT Plans" has the meaning given in Section 3.11(a);

     "CCT Records" has the meaning given in Section 3.06(i);

     "Claimed Amount" shall mean the amount of any damages incurred or reasonably expected to be incurred by the Indemnified Party;

     "Claim Notice" has the meaning given in Section 8.04(a);

     "Clinics" shall mean, collectively, the clinics in which BMR and CCT conduct the Business at their facilities located in San Diego, California, Culver City, California, Anaheim, California, Paramount, California and Glendale, California;

     "Closing" has the meaning given in Section 2.10(a);

     "Closing Date" has the meaning given in Section 2.10(a);

     "Closing Working Capital Statement" has the meaning given in Section
2.07(b);

     "Code" has the meaning given in Section 2.08(d);

     "Combined Assets" shall mean the BMR Assets and the CCT Assets, collectively;

     "Comerica Loans" has the meaning given in Section 2.04(a)(vi);

     "Confidentiality Agreement" has the meaning given in Section 5.03;

     "Consideration" has the meaning given in Section 2.06;

     "Controlling Party" shall mean the party controlling the defense of any Third Party Action;

     "CT Management, Inc. Payment" shall mean a cash payment made by Buyer to CT Management, Inc. in partial satisfaction of the obligations of BMR and full satisfaction of the obligations of CCT pursuant to Section 7 of that certain Debt Restructuring Agreement dated as of May 12, 2004 (the "Debt Restructuring Agreement"), by and among CT Management, Inc., a California corporation, BMR, CCT, CCT Management, LLC, a California limited liability company and CCT Medical Group, Inc., a California corporation;

     "Customer Offerings" shall mean the services that BMR or CCT (i) currently provides or makes available to third parties, (ii) has provided or made available to third parties within the previous six (6) years or (iii) currently plans to provide or make available to third parties in the future;

     "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation);

     "December 31 Balance Sheet" has the meaning given in Section 3.05;

     "Designated Employees" has the meaning given in Section 3.11(a);

     "Designee" shall mean a California professional corporation identified by Buyer prior to the Closing to whom Buyer shall direct Dr. Rosenthal to transfer the CCT Acquired Stock in accordance with the terms of this Agreement;

     "Documentation" shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users;

     "Dr. Rosenthal" has the meaning given in the preamble;

     "Effective Date" has the meaning given in the preamble;

     "Employment Transition Date" has the meaning given in Section 6.02(b);

     "Environmental Laws" shall mean any and all applicable laws, statutes, ordinances, rules, regulations, orders, Permits, contractual obligations, judicial decisions or arbitraments, or determinations of any governmental authority or court pertaining to health, safety, industrial hygiene, Hazardous Substances, medical wastes, solid and hazardous wastes, pollution of any air, water or land, or protection of the environment, including without limitation, the Clean Air Act ("CAA"), as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Federal Water Pollution Control Act ("FWPCA"), as amended, the Mine Safety and Health Act ("MSHA"), the Occupational Safety and Health Act ("OSHA"), as amended, the Hazardous Materials Transportation Act ("HMTA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Safe Drinking Water Act ("SDWA"), as amended, the Toxic Substances Control Act ("TSCA"), as amended, the Superfund Amendments and Reauthorization Act ("SARA"), as amended, Emergency Planning and Community Right-to-Know Act ("EPCRA"), comparable state and local laws; the California Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, ("Proposition 65") and, other safety, health and environmental conservation or protection laws;

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations thereunder;

     "ERISA Affiliate" shall mean any entity that is a member of a "controlled group" as defined in Section 4001(a)(14) of ERISA that includes, or included at any relevant time, BMR or CCT;

     "Escrow Agent" shall mean Boston Trust & Investment Management Company;

     "Escrow Agreement" has the meaning given in Section 2.10(b)(vii);

     "Escrow Amount" has the meaning given in Section 2.09;

     "Escrow Fund" shall mean the fund established pursuant to the Escrow Agreement and including the amount paid by Buyer to the Escrow Agent at the Closing pursuant to Section 2.09;

     "Estimated Closing Balance Sheet" shall mean a consolidating balance sheet reflecting the respective assets and liabilities of CCT and BMR as of the Closing (without giving effect to the transactions contemplated by this Agreement);

     "Estimated Working Capital" has the meaning given in Section 2.07(a);

     "Estimated Working Capital Deficiency" has the meaning given in Section 2.07(a);

     "Estimated Working Capital Statement" has the meaning given in Section 2.07(a);

     "Estimated Working Capital Surplus" has the meaning given in Section
2.07(a);

     "Excluded Obligations" has the meaning given in Section 2.04(a);

     "Excluded Property" has the meaning given in Section 2.03;

     "Exploit" shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of;

     "FDA" has the meaning given in Section 3.30(a);

     "Financial Statements" has the meaning given in Section 3.05;

     "GAAP" shall mean United States generally accepted accounting principles;

     "Good Practices" means compliance in all material respects with the applicable requirements contained in "Good Clinical Practices" and "Investigational New Drug" regulations as promulgated by the FDA;

     "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     "Hazardous Substance" shall mean, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulations, polychlorinated biphenyls, benzene, petroleum and petroleum products, methane, hazardous materials, medical and pharmaceutical wastes, solid wastes, hazardous wastes, hazardous or toxic substances or related materials defined in CERCLA, RCRA, or any other applicable Environmental Laws and the regulations adopted pursuant thereto;

     "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VIII of this Agreement;

     "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party;

     "Instrument of Assumption" has the meaning given in Section 2.10(b)(iv);

     "Insurance Policies" has the meaning given in Section 3.12;

     "Intellectual Property" shall mean the following subsisting throughout the world:

          (a) registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations, and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress ("Trademarks"), and all goodwill in the foregoing;

          (b) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

          (c) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

          (d) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions);

     "Intellectual Property Registrations" means registered Trademarks, registered copyrights and designs, and applications for each of the foregoing;

     "Internal Systems" shall mean the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by BMR or CCT in the Business or to develop, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of BMR or CCT or hosted at a third party site;

     "June 30 Balance Sheet" has the meaning given in Section 3.05;

     "Key Employees" has the meaning given in Section 7.01(o);

     "Key Employment Agreements" has the meaning given in Section 7.01(o);

     "Lease" shall mean any lease or sublease pursuant to which BMR, CCT or any of their affiliates leases or subleases from another party any real property;

     "Leasing Company" has the meaning given in Section 2.04(b)(i);

     "Licensed Intellectual Property" shall mean the BMR Licensed Intellectual Property and the CCT Licensed Intellectual Property;

     "Liens" shall mean any mortgages, deeds of trust, liens, security interests, pledges, conditions sales contracts, options, charges, restrictions, claims or other encumbrances;

     "Medical Product Regulatory Authority" means any governmental authority that regulates the safety, efficacy, reliability, design, manufacture, labeling, storing, testing or investigation, sale, distribution, advertising or promotion, adverse event reporting or marketing of pharmaceuticals, medical devices, biologics or biopharmaceuticals, including, without limitation, the FDA;

     "Member" has the meaning given in the preamble;

     "Non-Competition and Non-Solicitation Letter Agreement" has the meaning given in Section 5.07(c);

     "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action;

     "Objection Deadline Date" shall mean the date fifteen (15) days after delivery by Buyer to BMR of the Closing Working Capital Statement;

     "Owned Intellectual Property" shall mean the BMR Owned Intellectual Property and the CCT Owned Intellectual Property;

     "Palko" has the meaning given in the preamble;

     "Patient Information" has the meaning given in Section 3.31(a);

     "Person" shall mean an individual, corporation, partnership, unincorporated organization, voluntary association, joint assets of company, business trust, or government or any agency or political subdivision thereof;

     "Permits" has the meaning given in Section 3.17;

     "Permitted Encumbrances" has the meaning given in Section 3.02(e);

     "Plans" has the meaning given in Section 3.11(a);

     "Response" shall mean a written response containing the information provided for in Section 8.04(c);

     "Scheduled Contracts" has the meaning given in Section 3.14(b);

     "Seller" has the meaning given in the preamble;

     "Software" shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form;

     "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which any party (or another Subsidiary) holds stock or other ownership interests representing
(a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity;

     "Target Working Capital" has the meaning given in Section 2.07(a);

     "Taxes" shall mean all taxes, duties, tariffs and assessments, including, without limitation, income, excise, property, sales, employment and franchise taxes, imposed by the United States, the State of California or any other jurisdiction, and including any interest, penalties or additions attributable thereto;

     "Tax Returns" shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof;

     "Third Party Action" shall mean any suit or proceeding by a Person other than a party for which indemnification may be sought by a party under Article VIII;

     "Third Party Consents" has the meaning given in Section 5.10(a);

     "Transitioned Employees" has the meaning given in Section 6.02(c);

     "Unadjusted Consideration" has the meaning given in Section 2.06;

     "Unresolved Objections" has the meaning given in Section 2.07(c)(ii);

     "Working Capital" has the meaning given in Section 2.07(g); and

     "Wren Litigation" shall mean the case titled Cairo Wren v. Telecare Corporation, CCT, BMR and Jeffrey Stern, filed in the Superior Court for the State of California in the County of Los Angeles - South Central District, Case No. TC019240.

                                   ARTICLE II

Asset and Stock Purchase; Consideration; Post-Closing Adjustments; Allocation of
                             Consideration; Closing

     Section 2.01. Agreement to Sell and Purchase the BMR Assets. For good and valuable consideration and subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations, assurances, warranties and conditions of BMR contained herein, BMR hereby agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from BMR, all of the "BMR Assets" (as defined below).

     Section 2.02. BMR Assets. The BMR Assets shall mean all of the assets, properties and rights of BMR (but specifically excluding the Excluded Property) existing as of Closing, including:

          (a) Cash. All cash and cash equivalents, short-term investments, deposits, bank accounts and other similar assets.

          (b) Accounts Receivable. All trade and other accounts receivable of BMR arising out of or in connection with the Business and all other rights of BMR relating to services rendered and contracts performed, in whole or in part, by BMR in the conduct of the Business as of the Closing Date, whether or not earned by performance or reserved against as bad debt or doubtful account in any financial statement, together with all instruments and all documents of title of BMR representing any of the foregoing, rights of BMR in any reports, merchandise or goods which any of the same represent, and all rights, title and security in favor of BMR with respect to any of the foregoing (the "BMR Accounts Receivable"). BMR Accounts Receivable shall include notes and loan receivables, including, without limitation, the receivable of BMR owed by CCT as of the Closing Date.

          (c) Deposits; Prepayments. All rights of BMR to deposits, prepaid expenses, security deposits, prepaid insurance and other current assets of BMR as of the Closing Date.

          (d) Equipment. All furniture, office, laboratory and medical equipment, machinery, apparatus, tools, appliances, motor vehicles and other titled vehicles, implements, spare parts, supplies and all other tangible personal property owned or controlled by BMR (the "BMR Equipment") (it being acknowledged that the BMR Equipment includes items that are leased by BMR and utilized primarily or exclusively in the Business).

          (e) Permits. All right, title and interest of BMR in, to and under the Permits, solely and to the extent the Permits are transferable pursuant to applicable law.

          (f) Intangible Assets. All right, title and interest under the BMR Owned Intellectual Property and the BMR Licensed Intellectual Property, including, without limitation, any right title and interest in and to the business names "California Clinical Trials", "CCT", "HealthQuest", "BMR", and "Behavioral and Medical Research" and any derivations thereof.

          (g) Contracts. All right, title and interest in, to and under those clinical trial contracts, purchase orders, commitments, equipment leases, rental agreements, real and personal property leases, service agreements, management agreements or other agreements entered into primarily or exclusively in connection with the Business (the "BMR Contracts").

          (h) Supplies. All inventories and supplies as of the Closing Date owned or controlled by BMR, including, without limitation, office, clinic and laboratory supplies and inventories, and other inventories used primarily or exclusively in the Business (the "BMR Inventories").

          (i) Books and Records. All books, records, accounts, ledgers, files, documents, correspondence, lists, papers and instruments of BMR that relate primarily or exclusively to the Business, and the performance of current studies in process, as a part of the Business and which are required or necessary in order for Buyer to conduct the Business from and after the Closing Date substantially in the manner in which it is presently being conducted, including (to the extent owned or controlled by BMR and to the extent the following are not CCT Assets), without limitation, historical financial data (as of the Closing Date), environmental records and reports, data, study files and documentation and patient records for current studies in process (the "BMR Records"), but excluding BMR's formal entity records, BMR's financial statements, BMR's income Tax Returns, and BMR's personnel files.

          (j) Computers. All right, title and interest of BMR in the computer equipment and hardware used in the Business, including, but not limited to, central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and parts and appurtenances thereto, together with all software (to the extent transferable) and intellectual property (to the extent transferable) used primarily or exclusively in the operation of such computer equipment and hardware.

     Section 2.03. Excluded Property. Notwithstanding anything contained in this Agreement to the contrary, the BMR Assets shall exclude: (i) life insurance policies providing coverage to the Members; (ii) automobiles used by the Members (including the related lease agreements); (iii) nontransferable Permits; (iv) rights and obligations pursuant to employee or

Member or affiliate loans or advances; (v) deferred Tax assets; (vi) books or publications (and any copyrights therein) authored by employees or contractors of BMR or CCT, except to the extent that the publication or copyright interests are owned by BMR; (vii) rights in Tax refunds existing prior to the Closing Date; (viii) any and all rights of BMR under this Agreement or under the Ancillary Documents; and (ix) any proprietary information of the Members or any of its affiliates embedded or contained in any of BMR's computer equipment transferred to Buyer hereunder that does not relate to the Business. The assets described in this Section 2.03 are collectively referred to as the "Excluded Property".

     Section 2.04. Excluded/Assumed Obligations.

          (a) Except as expressly provided in Section 2.04(b), (x) with respect to BMR, Buyer does not and will not assume or become obligated to pay, perform or discharge and will not be responsible for, any other liabilities or obligations of BMR, and BMR shall remain liable for those liabilities and obligations; and (y) with respect to CCT, BMR and the Members shall (in accordance with and subject to Section 8.01) indemnify and hold Buyer, CCT and Designee harmless from and against, all pre-Closing liabilities and obligations of CCT, whether accrued, absolute, contingent or otherwise except for the CCT Obligations (defined below) (all such liabilities of BMR and CCT for which BMR shall be responsible under this Section 2.04(a) being referred to collectively as the "Excluded Obligations"), including, without limitation, liabilities or obligations based on, arising out of, or in connection with:

               (i) the operation of the Business prior to the Closing Date or relating to the ownership of any of the Combined Assets prior to the Closing Date;

               (ii) liabilities for salary, wages and fringe benefits, bonuses, pension plans, profit sharing plans or retirement plans including any obligations pertaining to funding, termination, or any withdrawal liability under ERISA, the Multi-Employer Pension Plan Amendments Acts of 1980, or any other applicable state or federal law or regulation for employees of CCT or BMR with respect to all periods ending prior to the Closing Date, except to the extent that such liabilities are included in the calculation of the Working Capital;

               (iii) liabilities of CCT or BMR to third parties for personal injury and/or property damage occurring prior to the Closing Date; including, without limitation, any liability for damage, personal injury or property damage arising out of or in connection with services provided or contracts performed prior to the Closing Date;

               (iv) liabilities and costs of CCT or BMR to third parties arising from or attributable to any civil, criminal, administrative, arbitrative or other such proceedings or governmental investigation pending against CCT or BMR or relating to the CCT Assets or BMR Assets prior to the Closing Date or that may be filed relating to any of the Combined Assets after the Closing Date that are attributable to activities of either CCT or BMR occurring prior to the Closing Date and any associated claim or claims arising prior to the Closing Date;

               (v) any contingent or liquidated obligations of either CCT or BMR under any guaranty, warranty or similar undertaking, whether express or implied, in connection with services performed by either CCT or BMR at any time prior to the Closing Date;

               (vi) liabilities relating to the loan and credit agreements with Comerica Bank identified on Schedule 2.04(a)(vi) (the "Comerica Loans");

               (vii) liabilities of CCT and BMR owed to, or otherwise incurred in connection with, CT Management, Inc. or its affiliates pursuant to the Debt Restructuring Agreement;

               (viii) any obligation for Taxes of BMR in accordance with Sections 3.15 and 5.10;

               (ix) liabilities or obligations for leases or loans relating to automobiles used by the Members; or

               (x) any liabilities relating to or arising in connection with the Wren Litigation.

          (b) From and after the Closing Date, Buyer shall assume, be responsible for, perform, satisfy and discharge the following liabilities and obligations of BMR, and from and after the Closing Date, Buyer shall (in accordance with and subject to Section 8.02) indemnify and hold BMR and the Members harmless from and against, the following liabilities and obligations of BMR, whether accrued, absolute, contingent or otherwise (all such liabilities of BMR for which Buyer shall upon Closing become responsible under this Section 2.04(b) being referred to collectively as the "Assumed Obligations"):

          (i) all liabilities and obligations with respect to (x) the operation of the Business arising from and after the Closing Date, (y) employment matters with respect to those former employees of BMR that accept offers of employment from Buyer (including those employed on behalf of such entities by a professional employer organization (the "Leasing Company")) in connection with the Business from and after the Closing Date and (z) ownership of the BMR Assets arising from and after the Closing Date;

               (ii) those liabilities and obligations to be performed from and after the Closing Date pursuant to the BMR Contracts;

               (iii) those liabilities, including accounts payable, accrued expenses and sponsor deposits of BMR, solely and to the extent such liabilities are reflected in the calculation of Working Capital; and

               (iv) liabilities relating to capital lease obligations of BMR reflected on the Financial Statements and listed on Schedule 3.14 of the Disclosure Schedules.

          (c) From and after the Closing Date, CCT shall continue to be responsible for, perform, satisfy and discharge the following liabilities and obligations of CCT (liabilities of CT for which CCT shall upon Closing continue to be responsible under this Section 2.04(c) being referred to collectively as the "CCT Obligations"):

               (i) All liabilities and obligations with respect to (x) the operation of the Business of CCT arising from and after the Closing Date, (y) employment matters with respect to those employees of CCT that continue to be employed by CCT following Closing and (z) ownership of the CCT Assets arising from and after the Closing Date;

               (ii) Those liabilities and obligations to be performed from and after the Closing Date pursuant to the CCT Contracts; and

               (iii) The liabilities and obligations of CCT under this Agreement arising from and after the Closing Date.

     Section 2.05. Transfer of CCT Stock. Subject to the terms and conditions of this Agreement, Dr. Rosenthal shall transfer, convey, assign and deliver to Designee, and Designee shall acquire and accept from Dr. Rosenthal, all of the issued and outstanding shares of stock of CCT (the "CCT Acquired Stock"). At the Closing, Dr. Rosenthal shall deliver to Designee certificates evidencing the shares of CCT Acquired Stock duly endorsed or with stock powers duly executed by Dr. Rosenthal.

     Section 2.06. Consideration. The total consideration to be paid by Buyer for the BMR Assets and the transfer of CCT Acquired Stock to Designee is $65,000,000 (the "Unadjusted Consideration"), subject to adjustment pursuant to the terms of Section 2.07 below (the "Consideration").

     Section 2.07. Adjustments to Consideration.

          (a) At least three (3) business days prior to the Closing Date, BMR shall deliver to Buyer a statement prepared in accordance with GAAP consistently applied (the "Estimated Working Capital Statement") setting forth an estimate of the Working Capital as of the close of business on the Closing Date (the "Estimated Working Capital") and the Estimated Closing Balance Sheet. In the event that the Estimated Working Capital is greater than the Working Capital as of June 30, 2006, the calculation of which is set forth on Schedule 2.07 attached hereto (the "Target Working Capital") (such excess, the "Estimated Working Capital Surplus"), the Unadjusted Consideration shall be increased by the amount of such Estimated Working Capital Surplus. In the event that the Estimated Working Capital is less than the Target Working Capital (such deficiency, the "Estimated Working Capital Deficiency"), the amount of the Unadjusted Consideration shall be reduced by the amount of such Estimated Working Capital Deficiency.

          (b) Within sixty (60) days following the Closing Date, Buyer shall deliver to BMR a statement prepared on the same basis as the Estimated Working Capital Statement setting forth the actual Working Capital as of the close of business on the Closing Date (the "Closing Working Capital Statement").

          (c) BMR shall deliver to Buyer, by the Objection Deadline Date, either a notice indicating that BMR accepts the Closing Working Capital Statement or a detailed statement describing its objections (if any) to the Closing Working Capital Statement. Buyer will provide to BMR reasonable access to the books and records of Buyer to the extent reasonably required to verify the information presented on the Closing Working Capital Statement. If BMR delivers to Buyer a notice accepting the Closing Working Capital Statement, or BMR does not deliver a written objection to the Closing Working Capital Statement by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Closing Working Capital Statement shall be deemed to be the Final Closing Working Capital Statement. If BMR timely objects to the Closing Working Capital Statement, such objections shall be resolved as follows:

               (i) Buyer and BMR shall first use reasonable efforts to resolve such objections.

               (ii) If Buyer and BMR do not reach a resolution of all objections set forth on BMR's statement of objections within thirty (30) days after delivery of such statement of objections, Buyer and BMR shall, within thirty
(30) days following the expiration of such thirty (30)-day period, engage the Accountant, pursuant to an engagement agreement executed by Buyer, BMR and the Accountant, to resolve any remaining objections set forth on BMR's statement of objections (the "Unresolved Objections").

               (iii) Buyer and BMR shall jointly submit to the Accountant, within ten (10) days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Estimated Working Capital Statement, the Closing Working Capital Statement, a copy of the statement of objections delivered by BMR to Buyer, and a statement setting forth the resolution of any objections agreed to by Buyer and BMR. Each of Buyer and BMR shall submit to the Accountant (with a copy delivered to the other party on the same day), within forty-five (45) days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Buyer and BMR may (but shall not be required to) submit to the Accountant (with a copy delivered to the other party on the same day), within sixty (60) days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other party. Unless requested by the Accountant in writing, neither party may present any additional information or arguments to the Accountant, either orally or in writing.

               (iv) Within ninety (90) days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by BMR are appropriate and shall issue a ruling which shall include a balance sheet, comprised of the Closing Working Capital Statement as adjusted pursuant to any resolutions to objections agreed upon by Buyer and BMR and pursuant to the Accountant's resolution of the Unresolved Objections. Such balance sheet shall be deemed to be the Final Closing Working Capital Statement.

               (v) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon Buyer and BMR. Buyer and BMR agree that the procedure set forth in this Section 2.07(c) for resolving disputes with respect to the Closing Working Capital Statement shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit either party from instituting litigation to enforce the ruling of the Accountant.

               (vi) The fees and expenses of the Accountant in connection with the resolution of disputes pursuant to this Section 2.07 shall be shared equally by Buyer and BMR; provided, that if the Accountant determines that one party has adopted a position or positions with respect to the Closing Working Capital Statement that is frivolous and clearly without merit, the Accountant may, in its discretion, assign a greater portion of any such fees and expenses to such party.

          (d) If the Working Capital as shown on the Final Closing Working Capital Statement is less than the Estimated Working Capital, the Consideration shall be reduced by such deficiency, and BMR shall pay to Buyer, by wire transfer or other delivery of immediately available funds, within three (3) business days after the date on which the Final Closing Working Capital Statement is finally determined pursuant to this Section 2.07, an amount equal to such deficiency.

          (e) If the Working Capital as shown on the Final Closing Working Capital Statement exceeds the Estimated Working Capital, the Consideration shall be increased by such excess amount, and Buyer shall pay to BMR, by wire transfer or other delivery of immediately available funds, within three (3) business days after the date on which the Final Closing Working Capital Statement is finally determined pursuant to this Section 2.07, an amount equal to such excess.

          (f) If the Consideration is adjusted pursuant to this Section 2.07, the Allocation Schedule shall be appropriately modified to reflect increases or decreases in the various asset categories which give rise to such adjustments.

          (g) For purposes of this Agreement, "Working Capital" shall mean the excess of BMR's current assets over BMR's current liabilities, as shown on the applicable working capital statement; provided, however, that BMR's current assets shall exclude any Excluded Property and BMR's current liabilities shall exclude the current portion of BMR's capital lease obligations and any Excluded Obligations, and; provided, further, that BMR's current assets shall include an amount equal to the cost of capital assets, improvements and deposits the acquisition of which was funded by cash expenditures of BMR paid or incurred after June 30, 2006, and prior to the Closing Date.

     Section 2.08. Allocation of Consideration. The Consideration and Assumed Obligations of BMR shall be allocated in the manner and according to the procedures set forth in this Section 2.08.

          (a) From and after the date hereof, Buyer and BMR shall use commercially reasonable efforts prior to Closing to agree on a schedule that sets forth the commercially reasonable determination as to how the sum of (A) the Unadjusted Consideration and (B) an amount equal to the parties' agreed-upon estimate of the amount of Assumed Obligations of BMR (to the extent treated as liabilities for United States federal income tax purposes) that will exist as of the Closing will be allocated among the BMR Assets, the transfer of the CCT Acquired Stock and the covenants contained in Sections 5.06 and 5.07 (the "Allocation Schedule"). The Allocation Schedule will be based upon the parties' estimate of the BMR Assets and the CCT Assets and of the Assumed Obligations that will exist as of the Closing.

          (b) As soon as practicable following the determination of the Consideration, Buyer shall prepare and deliver to BMR a revised Allocation Schedule which shall be identical to the original except that it will take into account the appropriate adjustments for differences between the Estimated Working Capital Statement and the final determination of Working Capital. For this purpose, the parties agree that (A) differences between the Estimated Working Capital Statement and the final determination of Working Capital that are attributable to differences in the assets included in the two determinations shall adjust the amounts allocated to such assets (or the CCT Acquired Stock if the asset was a CCT Asset), (B) differences that are attributable to differences in the CCT Assumed Obligations shall adjust the amounts allocated to the transfer of the CCT Acquired Stock and (C) differences that are attributable to differences in the BMR Assumed Obligations shall be allocated in accordance with the principles set forth in Treasury Regulation Sections 1.1060-1(c), 1.338-6 and 1.338-7. Differences in CCT Assets and CCT Assumed Obligations must be adjusted through the intercompany account and the accrued management fee between CCT and BMR, and will then adjust the allocation of Consideration to the goodwill of BMR.

          (c) In the event that any subsequent adjustment to the Consideration or BMR Assumed Obligations occurs as a result of (i) any indemnity payments made pursuant to this Agreement, (ii) any adjustment to the amount of BMR Assumed Obligations or (iii) for any other reason, the parties hereto agree to adjust the allocations under this Section 2.08(c) in a manner similar to that set forth in paragraph (ii) of this Section 2.08(c).

          (d) The parties agree to act in accordance with the computations and allocations contained in the Allocation Schedule as finally determined in any relevant Tax Returns or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or pursuant to any provisions of local, state and foreign Tax laws (the "1060 Forms")), to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by law. The parties further agree to prepare all other forms, financial statements, reports and similar items in a manner that is consistent with the Allocation Schedule. In the event that any
Section 1060 Form is required to be filed with any Taxing authority prior to final resolution of the Allocation Schedule, the parties shall file all such 1060 Forms in a manner that is consistent with the original the Allocation Schedule and such portions of the revised the Allocation Schedule as may have been finalized or agreed upon.

     Section 2.09. Escrow. At the Closing, $6,500,000 of the Consideration (the "Escrow Amount") payable by Buyer shall be paid by Buyer to the Escrow Agent for the purpose of securing the indemnification and Consideration adjustment obligations of BMR and the Members set forth in this Agreement. The Escrow Fund shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

     Section 2.10. The Closing.

          (a) The consummation of the transactions contemplated by this Agreement shall constitute the closing (the "Closing") which shall take place at a time and on a date mutually agreed upon by the parties which shall not be later than the date that is the second business day after all the conditions set forth in Article VII shall have been satisfied or waived, unless another time and/or date is agreed to in writing by the parties (the "Closing Date"). The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, in Boston, Massachusetts, or at such other place as the parties may mutually determine. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

          (b) At the Closing:

               (i) BMR shall deliver to Buyer the various certificates, instruments and documents referred to in Section 7.01;

               (ii) Buyer shall deliver to BMR the various certificates, instruments and documents referred to in Section 7.02;

               (iii) BMR shall execute and deliver to Buyer a bill of sale in substantially the form attached hereto as Exhibit A (the "Bill of Sale") and such other instruments of conveyance (such as assigned certificates or documents of title, assigned negotiable instruments and stock transfer powers) as Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to Buyer of valid ownership of the BMR Assets;

               (iv) Buyer shall execute and deliver to BMR an instrument of assumption in substantially the form attached hereto as Exhibit B (the "Instrument of Assumption") and such other instruments as BMR may reasonably request in order to effect the assumption by Buyer of the Assumed Obligations;

               (v) Buyer shall pay to BMR, payable by wire transfer or other delivery of immediately available funds to an account designated by BMR, the Unadjusted Consideration set forth in Section 2.06 (subject to adjustment pursuant to the provisions of Section 2.07(a) above), less (i) the Escrow Amount and (ii) the CT Management, Inc. Payment;

               (vi) Buyer shall pay to CT Management, Inc., payable by wire transfer or other delivery of immediately available funds to an account designated by BMR, the CT Management, Inc. Payment;

               (vii) Buyer, BMR and the Escrow Agent shall execute and deliver an escrow agreement substantially in the form attached hereto as Exhibit C (the "Escrow Agreement"), and Buyer shall deposit funds with the Escrow Agent in accordance with Section 2.09;

               (viii) BMR shall deliver to Buyer, or otherwise put Buyer in possession and control of, all of the BMR Assets of a tangible nature;

               (ix) Dr. Rosenthal shall deliver to Designee a certificate evidencing the CCT Acquired Stock duly endorsed in blank or with stock powers duly executed; and

               (x) Buyer, BMR and Dr. Rosenthal shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

                                   ARTICLE III

                  Representations and Warranties of BMR and CCT

     In order to induce Buyer to enter into this Agreement, each of BMR, CCT and the Members, jointly and severally, hereby represents and warrants that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Schedules, as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date. Notwithstanding anything contained in this Agreement to the contrary, the term "knowledge," "best of knowledge" and all similar terms, shall with respect to BMR and CCT mean the knowledge of the Members as the officers and directors, respectively, of BMR and CCT. The Disclosure Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

     Section 3.01. Incorporation.

          (a) CCT is a professional corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with all necessary power and authority to own and lease its properties and to carry on the Business as and where such properties are now owned or leased and as such Business is now being conducted. CCT is not qualified to do business as a foreign corporation in any jurisdiction, and CCT has not failed to so qualify in any jurisdiction where such failure would have a material adverse effect on the Business, financial condition or operations of CCT. CCT has furnished to Buyer complete and accurate copies of its Articles of Incorporation, bylaws and any other charter documents.

          (b) BMR is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California, with all necessary power and authority to own and lease its properties and to carry on the Business as and where such properties are now owned or leased and as such Business is now being conducted. BMR is not qualified to do business as a foreign corporation in any jurisdiction, and BMR has not failed to so qualify in any jurisdiction where such failure would have a material adverse effect on the Business, financial condition or operations of BMR. BMR has furnished to Buyer complete and accurate copies of its operating agreement and any other charter documents.

     Section 3.02. Due Authorization of Agreement; No Conflict with Other Instruments.

          (a) Each of CCT, BMR and the Members has all necessary power and authority, and each has taken all necessary action: (i) to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Ancillary Documents; and (ii) to perform all the obligations hereunder and thereunder to be performed by each such party. This Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly executed and delivered, are, and will be, valid and binding obligations of BMR, CCT and the Members, enforceable against such parties in accordance with their respective terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

          (b) Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and provisions hereof and thereof do not:

               (i) violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable to CCT, BMR or the Members;

               (ii) contravene, conflict with, result in a breach or violation of or constitute a default under the articles of incorporation, operating agreement, bylaws, resolutions, or any other governing or charter documents of CCT or BMR;

               (iii) subject to obtaining Third Party Consents referenced in
Section 5.10 below, conflict with, result in a breach of or violation of, or constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or instrument to which CCT, BMR or the Members are a party or by which CCT, BMR or the Members are bound;

               (iv) result in the creation of any Lien, upon the CCT Acquired Stock or any of the Combined Assets under any such agreement or instrument; or

               (v) terminate or give any party thereto the right to terminate any such agreement or instrument referenced in Section 3.02(b)(iv) (it being understood that the assignment of certain of the CCT Contracts and the BMR Contracts require third party consents to the transfers hereunder, as disclosed in the Disclosure Schedules).

          (c) Any consents, waivers, approvals, authorizations or orders required for the authorization, execution and delivery of this Agreement or the Ancillary Documents by CCT, BMR and the Members and the consummation by CCT, BMR and the Members of the transactions contemplated hereby and thereby have been obtained, with true, correct and complete copies of each thereof being furnished to Buyer.

          (d) No other consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Person, federal, state, local or other governmental authority or any court or other tribunal is required by CCT, BMR or the Members, for the execution, delivery or performance of this Agreement or, subject to obtaining the Third-Party Consents referenced in Section 5.10 below, the Ancillary Documents by CCT, BMR or the Members.

          (e) BMR and CCT are the sole lawful owners of all the Combined Assets, free and clear of all Liens, except for the Permitted Encumbrances. BMR has full legal right, power and authority to sell, assign, transfer and deliver the BMR Assets to Buyer and CCT has full legal right, power and authority to transfer the CCT Acquired Stock to Designee pursuant to the provisions of this Agreement; and will transfer to Buyer valid legal title (or leasehold interest, as applicable and reflected by the leases included in the BMR Scheduled Contracts) thereto, free and clear of all Liens, except for the Permitted Encumbrances. "Permitted Encumbrances" for purposes of this Agreement shall mean:

               (i) any Liens relating to the Assumed Obligations and CCT Obligations;

               (ii) mechanic's, materialmen's, and similar liens;

               (iii) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation; and

               (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of BMR and CCT and not material to BMR and CCT.

     Section 3.03. CCT Capitalization.

          (a) CCT's authorized capital stock consists of one million shares of common stock, no par value per share, of which 1,087.605 shares are issued and outstanding on the date hereof. All outstanding shares of capital stock are held of record and beneficially by Dr. Rosenthal. All such issued and outstanding shares of common stock have been duly and validly issued and are fully paid, non-assessable and free and clear of all Liens.

          (b) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock CCT is authorized or outstanding. CCT has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such rights, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of CCT. CCT has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to CCT.

     Section 3.04. Subsidiaries. Neither CCT nor BMR has any Subsidiaries.

     Section 3.05. Financial Information. BMR has provided to Buyer true, correct and complete copies of: (a) the reviewed consolidated Balance Sheet, as of December 31, 2005 (the "December 31 Balance Sheet") and reviewed consolidated Statement of Operations for the twelve-month period ended December 31, 2005, of CCT and BMR (and other affiliates that were merged into CCT or liquidated into BMR effective December 31, 2005); and (b) the unaudited consolidated balance sheet, as of June 30, 2006, of CCT and BMR (the "June 30 Balance Sheet"), and the unaudited combined statement of operations of CCT and BMR for the six-month period ended June 30, 2006. Those December 31 and June 30 statements of operations and the December 31 Balance Sheet and the June 30 Balance Sheet being hereinafter referred to as the "Financial Statements". The Financial Statements
(i) were prepared in accordance with

GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such financial statements) and (ii) fairly present the consolidated financial position of CCT and BMR as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated, consistent with the books and records of CCT and BMR, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect, do not include footnotes and do not include a statement of cashflows.

     Section 3.06. Ownership of Properties; Condition of Properties. CCT owns or controls the "CCT Assets." The CCT Assets are set forth on Schedule 3.06, and include all of the assets, properties and rights of CCT (but specifically excluding the Excluded Property) existing as of Closing, including:

          (a) CCT Cash and Cash Equivalents. All cash and cash equivalents, short-term investments, deposits, bank accounts and other similar assets.

          (b) CCT Accounts Receivable. All trade and other accounts receivable of CCT arising out of or in connection with the Business and all other rights of CCT relating to services rendered and contracts performed, in whole or in part, by CCT in the conduct of the Business as of the Closing Date, whether or not earned by performance or reserved against as bad debt or doubtful account in any financial statement, together with all instruments and all documents of title of CCT representing any of the foregoing, rights of CCT in any reports, merchandise or goods which any of the same represent, and all rights, title and security in favor of CCT with respect to any of the foregoing (the "CCT Accounts Receivable").

          (c) CCT Deposits; Prepayments. All rights of CCT to deposits, prepaid expenses, security deposits, prepaid insurance and other current assets of CCT as of the Closing Date.

          (d) CCT Equipment. All furniture, office, laboratory and medical equipment, machinery, apparatus, tools, appliances, motor vehicles and other titled vehicles, implements, spare parts, supplies and all other tangible personal property owned or controlled by CCT (the "CCT Equipment").

          (e) CCT Permits. All right, title and interest of CCT in, to and under the Permits, solely and to the extent the Permits are transferable pursuant to applicable law.

          (f) CCT Intangible Assets. All right, title and interest under the CCT Owned Intellectual Property and the CCT Licensed Intellectual Property.

          (g) CCT Contracts. All right, title and interest in, to and under those clinical trial contracts, purchase orders, commitments, equipment leases, rental agreements, real and personal property leases, and service agreements (the "CCT Contracts").

          (h) CCT Supplies. All inventories and supplies as of the Closing Date owned or controlled by CCT, including, without limitation, office, clinic and laboratory supplies and inventories, and other inventories used primarily or exclusively in the Business (the "CCT Inventories").

          (i) CCT Books and Records. All books, records, accounts, ledgers, files, documents, correspondence, lists, papers and instruments of CCT, and the performance of current studies in process, as a part of the Business and which are required or necessary in order for Buyer to conduct the Business from and after the Closing Date substantially in the manner in which it is presently being conducted, including, without limitation, historical financial data (as of the Closing Date), personnel records, environmental records and reports, data, study files and documentation and patient records for current studies in process (the "CCT Records").

          (j) CCT Computers. All right, title and interest of CCT in the computer equipment and hardware used in the Business, including, but not limited to, central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, and parts and appurtenances thereto, together with all software (to the extent transferable) and intellectual property (to the extent transferable) used primarily or exclusively in the operation of such computer equipment and hardware.

     Section 3.07. Condition of the Combined Assets. The Combined Assets include all property currently used by BMR and CCT primarily or exclusively in the operation of the Business, except for the Excluded Property and Permits identified as non-transferable in Section 3.17 of the Disclosure Schedules, and are all of the assets required to operate the Business as currently operated by CCT and BMR. The Combined Assets are in good operating condition and repair, subject to ordinary wear and tear, are usable in the ordinary course of business, and there are no significant defects in the Combined Assets or other conditions relating thereto which materially adversely affect the operation or value of the Business.

     Section 3.08. Liabilities. Except for: (i) liabilities arising under this Agreement; (ii) the Assumed Obligations; (iii) liabilities as otherwise set forth on the December 31 Balance Sheet; or (iv) liabilities that have arisen in the ordinary course of business since December 31, 2005, and are of the nature reflected on the December 31 Balance Sheet, there are no liabilities of any nature of BMR or CCT, whether or not accrued or contingent and whether or not determined or determinable, including without limitation, Tax liabilities due or to become due or contingent liability for the performance of any obligation by any other Person for which Buyer or CCT would or may become liable following Closing.

     Section 3.09. Inventories and Supplies. The BMR Inventories and CCT Inventories (whether or not reflected on the Financial Statements), consist of items of a good quality and quantity usable or salable in the ordinary course of its business, except for obsolete items and items of below-standard quality with a recorded value written down to fair market value or for which adequate reserves are provided.

     Section 3.10. Trademarks and Copyrights.

          (a) Intellectual Property Registrations. Section 3.10(a) of the Disclosure Schedules lists all Intellectual Property Registrations that are registered or filed in the name of BMR or CCT, alone or jointly with others (the "BMR and CCT Registrations"), in each case, enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable. All assignments of BMR and CCT Registrations to BMR or CCT, as applicable, have been properly executed and recorded. To the knowledge of BMR, all BMR and CCT Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf BMR or CCT, as applicable. Neither CCT nor BMR owns any patents or has filed, or caused to be filed, any patent applications.

          (b) Prosecution Matters. BMR and CCT have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all trademark applications filed by or on behalf of BMR or CCT and have made no material misrepresentation in such applications. BMR has no knowledge of any information that would preclude BMR or CCT, as applicable, from having clear title to the BMR and CCT Registrations or affecting the enforceability of any BMR and CCT Registrations.

          (c) Ownership; Sufficiency. Each item of BMR and CCT Intellectual Property will be owned or available for use by Buyer, CCT or Designee immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.

          (d) Protection Measures. BMR and CCT each has taken commercially reasonable measures to protect the proprietary nature of each item of its Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof. BMR and CCT have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the knowledge of BMR, threatened against BMR or CCT. To the knowledge of BMR, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of BMR or CCT or (ii) material breach of BMR or CCT's security procedures wherein confidential information has been disclosed to a third Person.

          (e) Infringement of Company Rights. To the knowledge of BMR, no Person (including, without limitation, any current or former employee or consultant of BMR or CCT) is infringing, violating or misappropriating any of the Owned Intellectual Property or any Licensed Intellectual Property which is exclusively licensed to BMR or CCT.

          (f) Inbound IP Agreements. Section 3.10(f) of the Disclosure Schedules identifies (i) each item of Licensed Intellectual Property and the license or agreement pursuant to which BMR or CCT Exploits (excluding currently-available, off-the-shelf software programs that are part of the Internal Systems and are licensed by BMR or CCT pursuant to "shrink wrap" licenses, the total fees associated with which are less than $2,500) and (ii) each agreement, contract, assignment or other instrument pursuant to which BMR or CCT has obtained any joint or sole ownership interest in or to each item of Owned Intellectual Property.

     Section 3.11. Employee Plans.

          (a) Notwithstanding anything in this Agreement to the contrary, certain of the representations and covenants of BMR under or pursuant to this Agreement are made with respect only to employees of the Business to whom Buyer or Buyer Leasing Company will offer employment or who are now, and after Closing will remain, employees of CCT or will become employees of Buyer or of Buyer Leasing Company, as contemplated by this Agreement. Those employees (along with each such employee's job title, credited service date and base salary as of June 30, 2006 and updated as of the Closing Date) are listed on Section 3.11 of the Disclosure Schedules, and are referred to in this Agreement as "Designated Employees." Section 3.11 of the Disclosure Schedules identifies each bonus, deferred compensation, pension, profit-sharing, retirement, stock bonus, welfare benefit, stock purchase, stock option or other fringe benefit plan that BMR, CCT or the Leasing Company maintains or contributes to on behalf of the employees of the Business (all of which, other than those which are "multiemployer plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are hereinafter referred to respectively as the "BMR Plans" and "CCT Plans," and collectively as the "Plans"). Neither BMR, CCT nor any ERISA Affiliate has ever been required to contribute, directly or indirectly, to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. Neither BMR, CCT nor any ERISA Affiliate has ever maintained a plan that is subject to Title IV of ERISA.

          (b) The Plans have from their inception been operated in accordance with their terms, and, have from their inception been in compliance with all applicable provisions, if any, of ERISA and the United States Internal Revenue Code, as amended, or, if not in compliance, such failure to be in compliance will not result in any liability to CCT, Buyer or Designee.

          (c) The Plans have not engaged in any nonexempt prohibited transaction, and there is no pending or, to the knowledge of BMR, threatened claims, proceedings or litigation involving any of the Plans. No event has occurred or condition exists that has resulted in and, to the knowledge of BMR, no event is about to occur that could result in, or is reasonably expected to result in, a withdrawal liability being asserted against CCT, BMR or Designee under Title IV of ERISA.

     Section 3.12. Insurance. Section 3.12 of the Disclosure Schedules lists all policies of insurance (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability, professional liability, software errors and omissions, directors and officers liability, property, fidelity and automobile insurance policies and bond and surety arrangements and other customary matters) held by or on behalf of CCT or BMR (the "Insurance Policies"). There is no claim pending under any such Insurance Policies. The Insurance Policies are in full force and effect and neither CCT nor BMR is in default with respect to any provision contained in any Insurance Policy, nor has CCT or BMR failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied. Each of BMR and CCT has no knowledge of any threatened termination of, or material premium increase with respect to, any such Insurance Policy. Each Insurance Policy is assignable to Buyer without the consent or approval of any party and will continue to be enforceable and in full force and effect immediately following such assignment in accordance with the terms thereof as in effect immediately prior to such assignment.

     Section 3.13. Litigation and Compliance with Laws.

          (a) There are no actions, suits, legal or administrative proceedings instituted or pending or, to the knowledge of BMR, threatened against BMR or CCT. There are no pending notices, citations or similar charges received by BMR or CCT and, to BMR's and CCT's knowledge, there are no threatened actions or claims from any governmental body or agency or any third party alleging violation of any laws, regulations, Permits, orders, or obligations, or alleging any obligation to undertake or pay costs of investigation, removal or remediation or any Hazardous Substances, including but not limited to, any such violations or obligations that relate to Environmental Laws, health, safety, employee or zoning matters.

          (b) Neither BMR nor CCT is in violation of or in default under any applicable law, rule, regulation or order of any federal, state, municipal or other government or governmental department, commission, board, bureau, agency, instrumentality or court affecting or relating to the Business.

     Section 3.14. Contracts.

          (a) Section 3.14 of the Disclosure Schedules lists the following agreements (written or oral) to which BMR or CCT is a party as of the date of this Agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than twelve (12) months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $500,000 (C) in which BMR or CCT has granted "most favored nation" pricing provisions or (D) which is not terminable (without additional consideration or penalty) upon not more than ninety (90) days prior written notice to the other party;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

               (iv) any agreement (or group of related agreements) under which BMR or CCT has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $10,000 or under which BMR or CCT has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

               (v) any agreement for the disposition of any significant portion of the assets or business of BMR or CCT or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory in the ordinary course of business);

               (vi) any agreement concerning exclusivity or confidentiality;

               (vii) any employment or consulting agreement;

               (viii) any agreement involving any current or former officer, director or stockholder of BMR or CCT or an affiliate thereof;

               (ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a material adverse effect on BMR or CCT;

               (x) any agreement which contains any provisions requiring BMR or CCT to indemnify any other party (excluding indemnities contained in agreements for the provision of services entered into in the ordinary course of business in BMR and CCT's customary form a copy of which has been provided to Buyer);

               (xi) any agreement that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of BMR, CCT or Buyer or any of their respective Subsidiaries;

               (xii) any agreement under which BMR or CCT is restricted from providing services to customers or potential customers in any geographic area, during any period of time; and

               (xiii) except for Excluded Obligations, any other agreement (or group of related agreements) either involving more than $500,000 or not entered into in the ordinary course of business.

          (b) BMR has delivered to Buyer a complete and accurate copy of each agreement listed in Section 3.14 of the Disclosure Schedules (the "Scheduled Contracts"). With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) for those agreements to which BMR is a party, except for agreements requiring Third Party Consent referenced in Section 5.10 below, the agreement is assignable by BMR to Buyer without the consent or approval of any party and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; (iii) neither BMR nor CCT nor, to the knowledge of BMR or CCT, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of BMR or CCT, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by BMR or CCT or, to the knowledge of BMR or CCT, any other party under such agreement and
(iv) all services rendered or performed by or on behalf of BMR or CCT pursuant to the clinical trials contracts that are included in the CCT Contracts at the date hereof and prior to the Closing Date will have been rendered and performed in all material respects in compliance with the provisions and protocols established under such contracts and in a professional, efficient and timely manner.

     Section 3.15. Taxes.

          (a) Each of BMR and CCT has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. There are no outstanding deficiencies asserted or assessments made for Taxes and there are no outstanding liens for Taxes, except for statutory liens for current Taxes not yet due or delinquent. Each of BMR and CCT has paid on a timely basis all Taxes that were due and payable. All payments of estimated Taxes for the current Tax year have been made by BMR and CCT in such amounts as will be sufficient to prevent assessment of interest and any penalties with respect thereto. The unpaid Taxes of BMR and CCT for tax periods through December 31, 2005 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the December 31 Balance Sheet, and all unpaid Taxes of BMR and CCT for all tax periods commencing after December 31, 2005 arose in the ordinary course of business and are of a type and amount commensurate with Taxes attributable to prior similar periods. No notice of assessment of deficiency has been made and is pending against BMR or CCT and no extension of time is in effect for the assessment of any deficiency. No examinations or audits of any Tax Returns of BMR or CCT is presently pending. To the best knowledge of BMR, no set of facts exists or has existed which would constitute grounds for the assessment of any Tax liability against BMR or CCT with respect to any taxable period. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal or state income Tax returns of BMR or CCT for any period. Neither Buyer nor CCT shall cause or voluntarily permit a change in any method of accounting or adopt any other reporting position for income Tax purposes that would render inaccurate, misleading or incomplete, in any material respect, the information concerning Taxes set forth or referred to herein, or that would have an adverse effect on BMR, its members or CCT.

          (b) CCT has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

          (c) CCT has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that will be an "excess parachute payment" under Section 280G of the Code.

          (d) Neither BMR nor CCT has any actual or potential liability for any Taxes of any Person (other than BMR and CCT) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

          (e) CCT has not distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of CCT been distributed, in a transaction to which Section 355 of the Code applies
(i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (f) At all times since its inception, for federal income tax purposes, BMR has validly been treated as a "partnership" and has validly been treated in a similar manner for purposes of the income Tax laws of all states in which it has been subject to taxation.

     Section 3.16. Absence of Material Changes. Except for this Agreement, neither BMR nor CCT has, since June 30, 2006:

          (a) except in the ordinary course of business, and consistent with past practice, sold, leased, disposed of, mortgaged, pledged or subjected to any Lien any of the Combined Assets;

          (b) suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Business or Combined Assets;

          (c) sold, assigned, transferred or permitted to lapse any Intellectual Property;

          (d) suffered any adverse change to the Business or the Combined Assets, except immaterial changes generally in the trade or industry which do not have a disproportionate impact on the Business or changes in the ordinary course of business;

          (e) had any license, permit or written contract in excess of $10,000 terminate, other than due to expiration according to their terms;

          (f) made any material change in any method of accounting or auditing practice; or

          (g) entered into any agreement to do any of the above.

     Section 3.17. Permits. Section 3.17 of the Disclosure Schedules contains a list of all material permits, licenses, approvals, authorizations, notices, registrations, consents, franchises, orders, and filings with any governmental authority, whether foreign, federal, state or local, ("Permits") which have been received or made by BMR or CCT in connection with, the ownership or operation of any of the Combined Assets or the conduct and operation of the Business. BMR and CCT have all Permits required under applicable law (including Environmental Law) to operate the Combined Assets, occupy the Clinics and conduct the Business as currently operated or as proposed to be operated following Closing. All such Permits are in full force and effect, and will continue in full force and effect immediately following the Closing. BMR and CCT have conducted their respective operations in accordance with the terms and conditions of all such Permits, and BMR and CCT are in compliance with all obligations imposed thereby, except for such failures, individually or in the aggregate, as would not be material.

     Section 3.18. Environmental Matters.

          (a) Except as set forth on Section 3.18 of the Disclosure Schedules, BMR, CCT, the Combined Assets and the operation of the Business (i) are and have been in compliance with any applicable Environmental Law, including, any order of any governmental authority relating or affecting BMR or CCT (respectively) or the operation of the Business or their respective properties, both real and personal; (ii) are not and have not been subject to any existing, pending or, to the knowledge of BMR or CCT, threatened action, suit, claim, demand, investigation, inquiry, proceeding or remedial obligations under any Environmental Law; (iii) have duly obtained or filed all notices, Permits or similar authorizations, if any, required to be obtained or filed under any applicable Environmental Law in connection with the operations of BMR, CCT, the Combined Assets or the Business; and (iv) have no present or contingent liability in connection with any disposal, release or threatened release of any Hazardous Substances at any location. As used in this Section 3.18, the terms "release" and "threatened release" have the meaning specified in CERCLA, and the term "disposal" (or "disposed") has the meaning specified in RCRA, or any broader definition which is applicable under state law.

          (b) No PCBs, radon or asbestos containing materials are present at any property now owned or leased by BMR or CCT, other than in compliance with applicable Environmental Laws.

          (c) Neither BMR nor CCT has released, transported or arranged for the transportation of any Hazardous Substance to, or disposed or arranged for the disposal of any Hazardous Substance on, any location that is listed or, to the best knowledge of BMR, proposed for listing under CERCLA/SARA, on the National Priorities List or on any similar state list, or that is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against BMR or CCT for assessment costs, cleanup costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA/SARA or similar federal or state laws.

     Section 3.19. Liability for Finder's Fees. Except for amounts payable to Edgemont Capital Partners, LP (which amounts shall be an Excluded Obligation), no liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby has been incurred, or will be incurred, by BMR or CCT.

     Section 3.20. Relationships. To BMR's and CCT's knowledge, BMR's and CCT's relationships with its customers are satisfactory. Section 3.20 of the Disclosure Schedules sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of BMR and CCT during the last full fiscal year or the interim period through June 30, 2006, and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole source of any significant product or service to BMR or CCT. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying services or supplying products or services, as applicable, to BMR or CCT. No unfilled customer order or commitment obligating BMR or CCT to perform services will result in a loss to BMR or CCT upon completion of performance. No warranty or representation is made as to the impact or effect of the transaction contemplated by this Agreement upon the relationships with any customer or supplier of BMR or CCT.

     Section 3.21. Labor Matters. There are no collective bargaining agreements with any labor union or association to which BMR or CCT is bound; there are not now and within the preceding three (3) years there have not been, (i) any pending or threatened work, strike, or stoppage of BMR's or CCT's employees of the Business; (ii) any union grievance proceedings pending or threatened on behalf of BMR's or CCT's employees of the Business pursuant to any collective bargaining agreement; (iii) any charge of unfair labor practice pending or threatened before any governmental authority involving or affecting BMR or CCT (respectively); (iv) any union representation question or jurisdictional dispute with respect to BMR's or CCT's employees of the Business; or (v) to the best knowledge of BMR, any vote by any group of BMR's or CCT's employees of the Business providing for representation of such group by a union or otherwise providing for collective bargaining with such employees of the Business as a group with respect to wages, benefits, or working conditions. BMR and CCT are in compliance with all federal, state or other applicable laws respecting employment and employment practices, immigration, classification of employees, terms and conditions of employment and wages and hours, and have not and are not engaged in any unfair labor practice. Each individual providing personal services to the Business who is classified as an independent contractor is properly so classified.

     Section 3.22. Agreements with Employees. Each current or former employee of BMR or CCT has entered into a confidentiality agreement with BMR or CCT, as the case may be, a copy or form of which has previously been delivered to Buyer.

     Section 3.23. Absence of Certain Business Practices. Neither CCT nor BMR, nor any officer, director, employee, agent or other representative of BMR or CCT or any Person acting on their behalf have, in connection with the Business or the Combined Assets, made, directly or indirectly, any bribes, kickbacks, or political contributions to obtain or retain business either within the United States or abroad, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

     Section 3.24. Disclosure. No representation or warrant contained in this
Article III, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered or be delivered by or on behalf of BMR or CCT pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     Section 3.25. Accounts Receivable. All of the BMR Accounts Receivable and CCT Accounts Receivable: (i) shown or reflected on the December 31 Balance Sheet and existing on the Closing Date; and (ii) arising between the date of the December 31 Balance Sheet and the Closing Date, are current and collectible in full, subject to the reserve reflected on the books and records of BMR or CCT (as applicable) maintained in the ordinary course of Business. BMR Accounts Receivable and CCT Accounts Receivable represent or will represent valid obligations arising from services performed prior to the Closing Date in the ordinary course of business. There is no contest, claim or right of set off due. Neither BMR nor CCT has any accounts or loans receivable for any Person, firm or corporation that is affiliated with BMR or CCT (as applicable), or from any director, officer or employee of BMR or CCT (as applicable), other than the intercompany receivable of BMR owed by CCT.

     Section 3.26. Shareholder Approvals. Dr. Rosenthal has taken all necessary shareholder actions with respect to the transfer of the CCT Acquired Stock hereunder and has taken all action necessary to cause the transfer of all issued and outstanding capital stock of CCT, and the approval and consent to this Agreement and related documents and the transactions contemplated thereby.

     Section 3.27. Certain Business Relationships With Affiliates. No affiliate of CCT, BMR or the Members (a) owns any property or right, tangible or intangible, which is used in the business, (b) has any claim or cause of action against any of CCT, BMR or the Members, or (c) owes any money to, or, except for member loans that are Excluded Property, is owed any money by, any of CCT, BMR or the Members.

     Section 3.28. No Owned Real Property. Neither BMR nor CCT owns, or has ever owned, any real property.

     Section 3.29. Real Property Leases. Section 3.29 of the Disclosure Schedules lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. BMR has delivered to Buyer complete and accurate copies of the Leases. With respect to each Lease:

          (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

          (b) such Lease is assignable by BMR to Buyer without the consent or approval of any party (except as set forth in Section 3.29 of the Disclosure Schedules) and such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) neither BMR nor, to the knowledge of BMR, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of BMR, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by BMR or, to the knowledge of BMR, any other party under such Lease;

          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

          (e) BMR has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

          (f) to the knowledge of BMR, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities.

     Section 3.30. Regulatory Compliance.

          (a) BMR and CCT have conducted, and if still pending are conducting, all clinical trials in compliance, in all material respects, with (i) all customer protocols as approved by institutional review boards and similar authorities, (ii) procedures and controls pursuant to accepted professional and scientific standards, and (iii) all laws, regulations, orders, guidances, and policies, including those implemented by the United States Food and Drug Administration

("FDA") or any counterpart regulatory authorities in any other applicable jurisdiction, including, but not limited to, FDA and comparable foreign, state and local rules and regulations relating to clinical investigations, Good Practices and pre- and post-marketing adverse drug experience reporting, and all other pre- and post-marketing reporting requirements, as applicable.

          (b) Neither BMR nor CCT has made any materially false statements on, or material omissions from, any representations, reports or other submissions, whether oral, written, or electronically delivered, to any customer or to any applicable Medical Product Regulatory Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of any customer or any applicable Medical Product Regulatory Authority relating to any such clinical trial. Neither BMR nor CCT has committed any act, made any statement or failed to make any statement that would breach the FDA's policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar laws, rules, regulations or policies, whether under the jurisdiction of the FDA or any counterpart regulatory authority in any other applicable jurisdiction, and any amendments or other modifications thereto.

          (c) Neither BMR nor CCT nor the facilities owned or used by BMR or CCT are subject to any adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, investigation, Section 305 notice, or other compliance or enforcement action, from or by the FDA or any counterpart regulatory authority in any other applicable jurisdiction. There are no pending, or to BMR or CCT's knowledge, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, investigations, demand letters, proceedings, complaints or requests for information by the FDA or any counterpart regulatory authority related to BMR or CCT. There is no act, omission, event, or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, hearing, investigation, demand letter, proceeding, complaint or request for information or any such liability. Neither the FDA nor any counterpart regulatory authority has commenced, or to the knowledge of BMR or CCT, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by BMR or CCT pursuant to any of the Scheduled Contracts. Neither BMR nor CCT has received any notice or correspondence from any institutional review board or similar authority requiring the termination or suspension or denying approval of a clinical trial conducted or proposed to be conducted by BMR or CCT pursuant to any of the Scheduled Contracts.

          (d) Neither BMR nor CCT, nor to the knowledge of BMR or CCT, any officer, employee or agent of BMR or CCT has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state or foreign law or regulation, and neither BMR nor CCT nor any such person has been so debarred.

          (e) Each participant in clinical trials conducted by or being conducted by BMR and CCT has given his or her informed consent. BMR and CCT have maintained written documents or records of such consent.

          (f) For clinical trials conducted or being conducted by BMR and CCT, all investigators and, to the extent required by customers, employees of BMR and CCT involved in the clinical trials have disclosed in writing to BMR and CCT customers any potential conflict of interest that may result in personal or family gain for the investigators or employees, financial or otherwise. Such conflicts of interest, among other things, a royalty payment, a grant to fund ongoing research, compensation in the form of equipment, a retainer for ongoing consultation, honoraria, a proprietary interest (e.g., a patent, trademark, copyright or licensing agreement) in a tested product, or an equity interest in the owner of the tested product (e.g., an ownership interest or stock options). Such investigators and employees have agreed to promptly update their disclosure to BMR or CCT customers if any relevant changes occur during the course of the clinical trials or for one year following completion of the clinical trials.

          (g) As required by Good Clinical Practices and, to the extent applicable, comparable foreign, state and local rules and regulations, BMR and CCT have retained all source documentation, including case histories, and all records related to receipt, shipment or other disposition of tested product; and have stored all reserve samples or other quantity of tested product.

     Section 3.31. Patient Information.

          (a) CCT and BMR are and have been in compliance with all applicable laws, regulations and contractual commitments concerning privacy, security, coding, and transaction standards for individually identifiable information pertaining to patients and/or research subjects ("Patient Information"), including without limitation any applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and implementing regulations promulgated thereunder (45 CFR Parts 160-164).

          (b) Any Patient Information obtained by CCT and/or BMR was so obtained either (i) from the patient in connection with treatment, (ii) from a health care provider for treatment purposes, (iii) in accordance with a valid patient authorization under 45 CFR 164.508, (iv) pursuant to a waiver of such authorization under 45 CFR 164.512(i) or (v) as a limited data set pursuant to 45 CFR 164.514(e).

          (c) Neither CCT nor BMR have received any inquiries from any federal, state or other governmental authority regarding CCT's and/or BMR's handling of Patient Information, and neither CCT's nor BMR's policies and practices regarding Patient Information have been rejected by any governmental or non-governmental authority or certification organization that has reviewed them.

          (d) To CCT's and/or BMR's knowledge, there has been no unauthorized acquisition of Patient Information by any Person.

          (e) CCT and BMR have implemented and maintain written policies and procedures reasonably designed to protect the privacy and security of Patient Information; to identify and respond to, and notify individuals of, any breaches of security of Patient Information; and to comply with all applicable laws, regulations, and contractual commitments concerning Patient Information.

                                   ARTICLE IV

                     Representations and Warranties of Buyer

Buyer hereby represents and warrants to BMR as follows:

     Section 4.01. Incorporation; Corporate Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

     Section 4.02. Due Authorization of Agreement, No Conflict with Other Instruments. Buyer has full power and has taken all necessary action to execute, deliver and consummate this Agreement and the Ancillary Documents and to perform all the terms and conditions hereof to be performed by it. This Agreement and the Ancillary Documents are valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Subject to compliance with the applicable requirements of the Hart-Scott-Rodino Act, the execution and delivery of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and provisions hereof do not and will not conflict with, result in a breach of or constitute a default under Buyer's operating agreement or any agreement or instrument to which Buyer is a party or by which Buyer is bound, or, violate any judicial or administrative order or decree applicable to Buyer.

     Section 4.03. Liability for Finder's Fee. Except for the amounts payable to CIBC World Markets Corp., no liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby has been incurred, or will be incurred, by Buyer.

                                    ARTICLE V

                      Covenants of BMR, CCT and the Members

     BMR, CCT and the Members shall comply (as applicable) with the following covenants and agreements set forth in this Article:

     Section 5.01. Consummation of Agreement. Each of BMR, CCT and the Members (as applicable) shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

     Section 5.02. Certain Prohibited Transactions. Prior to Closing, neither BMR nor CCT shall, without the prior written consent of Buyer, engage in or permit any transaction or act which, if it had otherwise been engaged in or permitted, would have rendered untrue any of the representations and warranties of BMR, CCT or Dr. Rosenthal contained in Article III hereof.

     Section 5.03. Access to Premises and Information. Subject to that certain Confidentiality Agreement dated as of May 12, 2006, by and among Buyer Parent, CCT and

BMR (the "Confidentiality Agreement") and applicable laws, regulations, rules and contractual provisions regarding confidentiality of patient records, sponsor data and other information, BMR and CCT will permit Buyer and its authorized representatives to have full access to the premises, officers, directors, Designated Employees and books and records of BMR and CCT as Buyer may reasonably request. Subject also to the Confidentiality Agreement and applicable laws, regulations, rules and contractual provisions regarding confidentiality of patient records, sponsor data and other information, BMR and CCT will afford the officers, Designated Employees, counsel, agents, bankers, accountants and other representatives of Buyer (all of whom Buyer represents, warrants and covenants, are subject to Buyer's obligation of confidentiality) free and full access to the plants, properties, books and records of BMR and CCT, as Buyer may reasonably request, and will permit them to make extracts from and copies of such books and records, and will from time to time furnish Buyer with additional financial and operating data and other information as to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the Business, as Buyer from time to time may reasonably request.

     Section 5.04. Conduct of Business.

          (a) From and after the date hereof until the Closing Date, BMR and CCT shall each conduct its respective business and operations diligently and in the ordinary course of business and shall not introduce any material new method of management, operation or accounting. BMR and CCT shall each use its commercially reasonable efforts to preserve its business organization intact and preserve its Designated Employees, suppliers, customers and other business relationships. Except as otherwise requested by Buyer in writing, until the Closing or the earlier termination of this Agreement, BMR and CCT will each use its commercially reasonable efforts to preserve the business operations of BMR and CCT intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements and understandings of BMR and CCT and to preserve the goodwill of their suppliers, customers and others having business relations with any of them. BMR and CCT will (as applicable) maintain normal levels of inventories and supplies until the Closing Date, and in connection therewith BMR and CCT will discuss with Buyer prospective opportunities that may arise for new CCT Scheduled Contracts and new BMR Scheduled Contracts.

          (b) At all times from the date of this Agreement until Closing, neither BMR nor CCT will do any of the following:

               (i) increase the salary or other compensation of any Designated Employee, except for usual and customary increases in accordance with past practices of BMR or CCT (as applicable);

               (ii) pay or accrue any bonuses on behalf of any officer, director or employee of BMR or CCT; provided, however, that BMR and CCT may pay usual and customary bonuses to employees and contractors of BMR and CCT in the ordinary course of business, which bonuses shall be included as a current liability on the Closing Working Capital Statement if not paid prior to Closing; provided, further that BMR may commit to and pay certain retention or stay bonuses to certain of its key employees in the amounts and at the times set forth in Schedule 5.04(b)(ii), provided that such bonuses shall either be recorded as a current liability on the Closing Working Capital Statement or shall be deemed to be Excluded Obligations and shall be paid by BMR;

               (iii) mortgage, pledge, lease or otherwise encumber any of the Combined Assets;

               (iv) loan money to, or guarantee a loan of, any Designated Employee or any other Person;

               (v) enter into any written agreement, contract, commitment, lease or release in connection with the Business or the Combined Assets, other than in the ordinary and normal course of business and involving obligations consistent with past practices of BMR or CCT (as applicable);

               (vi) sell, lease or dispose of any of the Combined Assets, other than in the ordinary and normal course of business consistent with past practices;

               (vii) take any action to assist, encourage, approve, or otherwise facilitate the merger, acquisition, consolidation or sale of any of the Consolidated Assets of BMR or CCT (as applicable) to or with any other entity;

               (viii) sell, assign, transfer or permit to lapse any Trademark, copyright, trade secret or customer list;

               (ix) make any material change in any method of accounting or auditing practice;

               (x) except in the ordinary course of business consistent with past practices, enter into, amend, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature listed or required to be listed in Section
3.14 of the Disclosure Schedules;

               (xi) make or change any material Tax election; or

               (xii) enter into an agreement or otherwise commit to do any of the foregoing.

     Section 5.05. Negotiation of Clinic Leases. Notwithstanding anything to the contrary set forth in Section 5.04, prior to the Closing, BMR shall negotiate terms and conditions regarding the extension or amendment of the current Leases, or execution of new Leases, with respect to the Clinics located in Glendale, California on terms and conditions satisfactory to Buyer. BMR shall keep Buyer reasonably informed as to the progress of the negotiations. Such extended or amended lease, or such new lease, shall, upon the consent of Buyer, be a Scheduled Contract.

     Section 5.06. Solicitation and Hiring. For a period of three (3) years after the Closing Date, neither BMR nor the Members shall, either directly or indirectly (including through an affiliate), (a) solicit or attempt to induce any Designated Employee to terminate his employment with CCT, Buyer or any Subsidiary of Buyer or (b) hire or attempt to hire any Designated Employee; provided, that this clause (b) shall not apply to any individual whose employment with CCT, Buyer or a Subsidiary of Buyer has been terminated for a period of six (6) months or longer. BMR and the Members shall enforce, for the benefit of Buyer, all non-solicitation, non-hiring and similar agreements between BMR and any other party which are Excluded Property.

     Section 5.07. Non-Competition.

          (a) For a period of three (3) years after the Closing Date, neither BMR nor the Members shall, either directly or indirectly as a stockholder, investor, partner, director, officer, consultant or otherwise, (i) provide any service or design, develop, market, sell or license any product anywhere in the world which is competitive with any service provided or any product designed, developed (or under development), sold or licensed by BMR or CCT within the two-year period prior to the Closing Date or (ii) engage anywhere in the world in any business relating to the formulation or conduct of clinical trials or the development of testing of any regulated drug. Upon written request of Buyer, BMR and the Members shall use commercially reasonable efforts to enforce, for the benefit, and at the sole cost and expense, of Buyer, all non-competition and similar agreements between BMR and any other party which are Excluded Property.

          (b) BMR and the Members agree that the duration and geographic scope of the non-competition provision set forth in this Section 5.07 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States where this provision is intended to be effective.

          (c) As a material inducement for Buyer to enter into this Agreement, BMR, the Members and Buyer acknowledge that as a condition to Closing certain individuals in their capacity as owners of membership interests of BMR will execute a letter agreement regarding certain non-competition and non-solicitation covenants in the form attached hereto as Exhibit D (the "Non-Competition and Non-Solicitation Letter Agreement").

     Section 5.08. Notice of Changes. Until the Closing, BMR will promptly advise Buyer, in a written notice, of any material fact or occurrence or any pending or threatened occurrence of which BMR has knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement or an Exhibit or Schedule hereto.

     Section 5.09. Good Title to Assets. At Closing, BMR shall assign, or cause to be assigned, to Buyer good title to the BMR Assets, free of any Liens, except for the Permitted Encumbrances; and CCT shall have good title to the CCT Assets, free of any Liens, except for the Permitted Encumbrances.

     Section 5.10. Consents of Third Parties.

          (a) BMR and CCT each agree to use commercially reasonable efforts to obtain the written consent of those Persons listed in the Disclosure Schedules, and any other Person from whom consent or approval is required for the sale of the BMR Assets and the transfer of the CCT Acquired Stock or the consummation of any or all of the transactions contemplated by this Agreement (collectively, the "Third Party Consents").

          (b) If (i) any of the BMR Contracts or other assets or rights constituting Combined Assets may not be assigned and transferred by BMR or CCT to Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) BMR, after using its commercially reasonable efforts, is unable to obtain such consent or approval prior to the Closing and (iii) the Closing occurs nevertheless, then (A) such BMR Contracts and/or other assets or rights shall not be assigned and transferred by BMR to Buyer at the Closing, and Buyer shall not assume BMR's liabilities or obligations with respect thereto at the Closing, (B) BMR shall continue to use its commercially reasonable efforts to obtain the necessary consent or approval as soon as practicable after the Closing, and (C) upon the obtaining of such consent or approval, Buyer and BMR shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such BMR Contracts and/or other assets or rights (and the associated liabilities and obligations of BMR) to Buyer.

          (c) Solely and to the extent required by applicable law, the parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, Buyer shall not be obligated (A) to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the Hart-Scott-Rodino Act except to the extent it elects to do so in its sole discretion or (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of Buyer or its affiliates.

     Section 5.11. Tax Returns.

          (a) BMR shall cause to be prepared and timely filed all Tax Returns of CCT attributable to any Tax period ending on or before the Closing Date.

          (b) CCT shall prepare and submit for Buyer's reasonable approval all other Tax Returns with respect to CCT.

          (c) After Closing, CCT shall not, with respect to any Tax period ending on or before the Closing Date, (i) file any amended Tax Return with respect to CCT; (ii) carry back any loss or Tax attribute of CCT; or (iii) take or advocate any position with respect to any Tax of CCT for any Tax period that could reasonably be expected to adversely affect Dr. Rosenthal, or BMR or any of its affiliates, with respect to any pre-Closing Tax period unless, in each case, BMR (or either of the Members) shall have consented in writing to such action which shall not be unreasonably withheld. CCT shall promptly notify Buyer in writing upon receipt by CCT or any of its affiliates or successors, of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending prior to or ending on or ending subsequent to the Closing Date for a Tax period that includes the Closing Date for which BMR may be liable under this Agreement.

          (d) BMR, or its duly appointed representative, shall have the authority to represent the interests of CCT at BMR's expense with respect to any Tax audit or contest before the Internal Revenue Service, any other taxing authority, or other governmental agency or authority or any court with respect to any Taxes for any taxable period ending on or before the Closing Date, and shall have the sole right to control the defense, compromise or other resolution of any Tax matter relating to such periods, including responding to inquiries, filing returns and contesting, defending against and resulting in any assessment for additional income or Taxes or notice of Tax deficiency or other adjustment of Taxes; provided, however, that BMR shall not enter into any settlement on behalf of CCT or otherwise compromise any Tax matter that affects or may affect the Tax liability of Buyer or their affiliates for any period ending after the Closing Date, without the prior written consent of Buyer. BMR shall keep Buyer fully and timely informed with respect to commencement, status and nature of any Tax audit or dispute. BMR shall, in good faith, allow Buyer to make comments to BMR or its representative, regarding the conduct of or positions taken in any such proceeding.

          (e) BMR and CCT or Buyer agree to cooperate with and to provide each other with all information for periods prior to or after the Closing Date that is relevant in preparing Tax Returns or handling audits or disputes pertaining to CCT. BMR, on the one hand, and Buyer, on the other hand, agree to furnish or cause to be furnished to each other upon request, as promptly as practicable, such information (including access to books or records and returns (or portions thereof) as the other party may reasonably need that is pertinent to CCT, and shall preserve all such information, records and documents in accordance with generally applicable record retention policies.

          (f) Buyer and BMR agree that CCT will treat the Closing Date as the last day of a taxable period for Tax purposes.

          (g) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to CCT shall be apportioned for purposes of Section 3.15 and this Section 5.11 between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based on the actual operations of CCT during such portions of the periods as determined by closing the books of CCT as of the end of the day on the Closing Date, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

     Section 5.12. Collection of Accounts Receivable. BMR agrees that it shall forward promptly to Buyer any monies, checks or instruments received by BMR after the Closing Date with respect to the accounts receivable purchased by Buyer from BMR pursuant to this Agreement. BMR shall provide to Buyer such reasonable assistance as Buyer may request with respect to the collection of any such accounts receivable, provided Buyer pays the reasonable out-of-pocket expenses of BMR and its officers, directors and employees incurred in providing such assistance. BMR hereby grants to Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to BMR or its order which are received by Buyer and which relate to accounts receivable purchased by Buyer from BMR

     Section 5.13. Maintenance of Existence; Restriction on Dividends and Distributions. BMR shall maintain its existence, and shall retain funds in an amount not less than the amount of the Working Capital as reflected on the Estimated Working Capital Statement for a period ending no earlier than thirty
(30) days following the determination and payment of any amount payable with respect to the Final Closing Working Capital Statement pursuant to Section 2.07.

     Section 5.14. Access to Employees. During the period prior to Closing, BMR will assist Buyer, as reasonably requested, in making available Designated Employees and distributing materials to Designated Employees, to enable Buyer to offer employment and benefits as contemplated in Section 6.02 below.

     Section 5.15. Breach of Covenant. In the event of any breach or violation of the restrictive covenants contained in Sections 5.06 and 5.07, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any such violation shall not begin to run until such violation has been fully and finally cured. The restrictive covenants contained in this Agreement shall be construed as constituting agreements independent of any other provisions of the Agreement so that the existence of any claim or cause of action of any party hereto against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants. The parties acknowledge that the restrictions and covenants contained in this Agreement are reasonable and necessary in order to protect Buyer's legitimate interests respecting the Combined Assets and the CCT Acquired Stock, and otherwise, and that any violation thereof, Buyer shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights and remedies to which Buyer may be entitled. In the event that these restrictive covenants are held to be in any respect unenforceable with respect to any party hereto, then the parties hereby instruct the court so holding to reduce the period of time in which it operates or the scope of such covenant only to the extent necessary to render such provision enforceable. If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate the remainder hereof, which shall remain in full force and effect.

     Section 5.16. Name Changes. Following the Closing, BMR shall not use, and shall not permit any affiliate to use, the names "California Clinical Trials", "HealthQuest", "CCT", "CT Management", "Behavioral and Medical Research" and "BMR." Within ten (10) days following the Closing, BMR shall amend its operating agreement or other charter documents, if necessary, to comply with this provision.

     Section 5.17. Covenants with Respect to Computer Equipment. During the period prior to Closing, BMR and CCT shall use commercially reasonable efforts to remove any proprietary information concerning the Members and any of their affiliates embedded or contained in any of the computer equipment or the BMR Assets that does not relate to the Business.

                                   ARTICLE VI

                               Covenants of Buyer

     Buyer shall comply with the covenants and agreements set forth in this
Article:

     Section 6.01. Consummation of Agreement. Buyer shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

     Section 6.02. Employee Records and Information: Buyer's Employment of Designated Employees.

          (a) Buyer and CCT shall keep all records, files and other information provided to it by BMR or by CCT which relate to employees of the Business or CCT, as applicable, confidential and shall not disclose or release such information, except for any disclosures that may be required in the ordinary course of Buyer's operations, or except as otherwise required by law.

          (b) Buyer (directly or acting through a professional employer organization selected by Buyer, the "Buyer Leasing Company") shall offer employment to each BMR Designated Employee and each CCT Designated Employee identified on Section 3.11 of the Disclosure Schedules under the terms set forth in this Section 6.02 and subject to any other terms and conditions of employment established by Buyer in its discretion. Buyer will extend such offers of employment on or before the Closing Date, but effective on the Closing Date (hereinafter, the "Employment Transition Date").

          (c) Effective as of their Employment Transition Date, BMR shall terminate the employment of all BMR employees of the Business and CCT shall terminate the employment of the CCT Designated Employees. BMR Designated Employees and CCT Designated Employees who accept Buyer's offer of employment shall be covered by Buyer (or Buyer Leasing Company) employment policies and practices and are sometimes hereinafter referred to as "Transitioned Employees."

          (d) With respect to any other of BMR's or CCT's employees who are hired by Buyer or Buyer Leasing Company at any time following the Employee Transition Date, the hiring and employment of such person shall not be governed by the terms of this Section 6.02.

          (e) To assist Buyer in its analysis of BMR compensation and benefits, BMR has provided to Buyer specific salary information related to all BMR and CCT employees of the Business. Buyer agrees that such specific salary information shall only be used for the purposes of negotiating the terms of this Agreement. Buyer agrees not to share this specific salary information with any third party, except for Buyer Leasing Company. Should the transition between Buyer and BMR that is contemplated by this Agreement not be completed, Buyer agrees to return to BMR all copies of such specific salary information, destroy all electronic copies of same, and agrees to not use such information for any other purpose other than what has been described above.

          (f) BMR shall terminate all temporary workers engaged through third party temporary worker vendors.

          (g) Buyer's employment offer to each BMR Designated Employee and CCT Designated Employee shall be at a compensation rate at least equal to the base annual salary such Designated Employee is making as of the Employment Transition Date. Buyer agrees that it will continue the Transitioned Employee's base salary for at least six (6) months, provided, that the Transitioned Employee maintains a satisfactory performance level respecting such employment. CCT agrees the base salary for each CCT employee as of Closing will continue for at least six (6) months, provided, that the CCT employee maintains a satisfactory performance level respecting such employment and is otherwise compliant with the terms and conditions of his or her employment. All employment offers shall be for employment at will, and, except as provided in Section 6.02(g) below, no provision of this Agreement shall be construed to prevent Buyer, CCT or Designee from terminating the employment of any Transitioned Employees at any time.

          (h) Buyer shall offer Transitioned Employees and their eligible dependents to participate in the Buyer (or Buyer Leasing Company) Medical Plan effective on the first day of the month immediately following the Employment Transition Date.

          (i) Buyer shall offer Transitioned Employees, and their eligible dependents, to participate in the Buyer (or Buyer Leasing Company) Dental Plan effective on the first day of the month immediately following the Employment Transition Date.

          (j) Buyer shall offer Transitioned Employees to participate in the Buyer (or Buyer Leasing Company) Flex Spending Plan (Health Care Reimbursement Account and Dependant Care Reimbursement Account) effective on the first day of the month immediately following the Employment Transition Date.

          (k) Buyer shall credit Transitioned Employees with their prior service, credits, seniority and/or vesting at BMR (and its predecessors) to determine the rate at which each employee will earn vacation under the Buyer (or Buyer Leasing Company) vacation policy. BMR agrees to provide Buyer with the appropriate prior service date. Transitioned Employees will begin to earn vacation as of the first day of regular employment with Buyer (or Buyer Leasing Company).

          (l) Buyer shall offer each eligible Transitioned Employee to participate in the Buyer's (or Buyer Leasing Company's) 401(k) Plan effective on the Employment Transition Date. Buyer shall credit each Transitioned Employee with their prior service at BMR to determine eligibility and vesting - but not benefits - under the Buyer's (or Buyer Leasing Company's) 401(k) Plan effective on the first day of the month immediately following the Employment Transition Date.

          (m) Buyer shall offer eligible Transitioned Employees to participate in its (or Buyer Leasing Company's) Short-Term Disability Plan effective on the Employment Transition Date.


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

          (n) Buyer shall offer eligible Transitioned Employees to participate in its (or Buyer Leasing Company's) Long-Term Disability Plan effective on the Employment Transition Date.

          (o) Buyer shall permit eligible Transitioned Employees to participate in the Buyer (or Buyer Leasing Company) Group Life Insurance Plan effective on the first day of the month immediately following the Employment Transition Date.

          (p) Buyer shall credit each Transitioned Employee with the prior service credits, seniority and/or vesting that each such Transitioned Employee had at BMR (and its predecessors) to determine eligibility of the Transitioned Employee for leaves of absence under statute, regulation, and Buyer corporate policies, including but not limited to the federal Family and Medical Leave Act.

          (q) Buyer agrees to employ a sufficient number of employees of BMR so that the failure of the parties to issue notices otherwise required under the Worker Adjustment and Retraining Act bill not constitute a violation of such Act.

          (r) Except as provided in Section 6.02(q) above, no provision of this Agreement shall be construed to prevent Buyer, CCT or Designee from changing the terms and conditions of employment for any Transitioned Employees at anytime following the Closing.

     Section 6.03. Notice of Change of Ownership. As soon as is practicable after the Closing, Buyer, BMR and the Members shall cooperate in notifying the sponsors, governmental authorities (as necessary), customers, vendors and suppliers of BMR of the sale of the BMR Assets, transfer of the CCT Acquired Stock (as necessary) and the change of ownership of the Business.

     Section 6.04. Cooperation with BMR. Following Closing, Buyer and CCT shall cooperate with BMR with regard to, and provide BMR reasonable access to the books and records transferred hereunder which are necessary for, the winding up of BMR's business, in the event of any type of audit of the operations or finances of BMR or (for the period prior to Closing) CCT (including, without limitation, any transaction privilege (sales) Tax, income Tax or other Tax audit, investigation or proceeding), or for any other reasonable business need of BMR or any of its affiliates, in the event of any regulatory audit, review assessment, or similar activity with respect to the Business for a period prior to the Closing Date, or the reasonable business needs of Dr. Rosenthal.

     Section 6.05. Retention of Records and Files. Buyer and CCT shall retain all customer, patient and study records and files for a minimum period of six
(6) years from the Closing Date (or for such longer period to the extent required pursuant to any CCT sponsor contract), and shall provide BMR reasonable access to such information, and shall otherwise cooperate at no expense or cost to Buyer, with BMR in defending any claim or lawsuit arising out of a transaction occurring prior to Closing, or a regulatory audit, review assessment or similar activity as contemplated above in Section 6.04.


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

                                   ARTICLE VII

                              Conditions Precedent

     Section 7.01. Conditions Precedent to Obligations of Buyer. The obligations of Buyer hereunder are subject to the satisfaction and fulfillment, at or prior to the Closing or at such earlier date as may be indicated below, of the following conditions precedent:

          (a) Truth of Representations and Warranties. The representations and warranties of BMR, CCT and the Members contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and on the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date; and, each and all of the agreements and covenants of BMR, CCT and the Members to be performed before the date of Closing pursuant to the terms hereof shall have been duly performed.

          (b) Title to Combined Assets as of Closing. The BMR Assets shall have been delivered to Buyer hereunder at the Closing along with all necessary certificates of title, transfer of title documents and bills of sale vesting, in Buyer, good and marketable title (or leasehold interest, as applicable) to the BMR Assets, free and clear of all Liens, except for Permitted Encumbrances. Also, with respect to the CCT Assets, as of the Closing, CCT shall hold good and marketable title (or leasehold interest, as applicable) to the CCT Assets, free and clear of all Liens, except for Permitted Encumbrances.

          (c) Ownership of Property. BMR and CCT shall each own, at Closing, all of its respective real and personal property which was owned by it as of the date of this Agreement, through Closing, in substantially the same condition as of the date hereof, except, as to Inventories, only for usage, dispositions and additions as are made in the ordinary and normal course of business consistent with past practices and permitted under the Agreement.

          (d) No Adverse Change. There shall not have occurred any event which shall have, or would reasonably be expected to have, materially adversely affected the Business or Combined Assets.

          (e) Consents. The written consents of those Persons from whom consent or approval is required, shall have been obtained and delivered to Buyer, which shall include, without limitation, Memorandum of Consent as defined in, and as required pursuant to, Section 6.1 of the Office Lease-Gross, by and between Brotman Physicians Plaza, LLC and BMR regarding the leased premises located at 9808 Venice Boulevard, Los Angeles, California, which shall also be applicable to Buyer's use of said property.

          (f) Officers Certificate. BMR shall have delivered to Buyer, at or prior to the Closing, certificates of officers of BMR certifying that the conditions in Section 7.01(a) have been met.


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

          (g) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of the transactions contemplated by this Agreement or to obtain damages with respect thereto.

          (h) Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          (i) Permits. All Permits as reflected in Section 3.17 of the Disclosure Schedules are in full force and effect and are vested in BMR or CCT (as the case may be) prior to Closing, and with respect to the BMR Permits (to the extent transferable) will be transferred and assigned by BMR at Closing, or such time as BMR requests. The consents, approvals and authorizations required to effectuate such transfer and assignments shall have been obtained prior to Closing.

          (j) Certificate of Good Standing and Lien Search. Buyer shall have received from BMR Certificates of Good Standing respecting Designee, CCT and BMR, and results of lien, judgment and Tax searches of the public records from appropriate public officials.

          (k) Transfer of CCT Acquired Stock. Designee shall have received from Dr. Rosenthal certificates executed and evidencing the transfer and assignment to Designee of the CCT Acquired Stock.

          (l) Bill of Sale. At Closing, BMR shall have executed and delivered the Bill of Sale.

          (m) Escrow Agreement. At Closing, BMR and Escrow Agent shall have executed and delivered the Escrow Agreement.

          (n) Employment Agreements. At Closing, Buyer and each of the employees of BMR identified on Schedule 7.01(o) (the "Key Employees") shall have entered into employment agreements substantially in the form attached hereto as Exhibit E (the "Key Employment Agreements").

          (o) Non-Competition and Non-Solicitation Letter Agreement. At Closing, each of the members of BMR identified on Schedule 7.01(p) shall have entered into a Non-Competition and Non-Solicitation Letter Agreement.

          (p) Extension of Clinic Leases. On or before the Closing, BMR shall have executed an extension or amendment to its current Lease, or executed a new Lease, with respect to the Clinic located in Glendale, California upon terms and conditions satisfactory to Buyer.

          (q) Hart-Scott-Rodino Consent. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

          (r) Management Agreement. On or before Closing, Rosenthal, on behalf of CCT, shall execute and deliver to Buyer an agreement prepared by Buyer relating to the management and operations of the non-medical functions of CCT.

          (s) Stockholder Agreement. On or before Closing, Designee, Dr. Rosenthal and Buyer shall have entered into an agreement relating to the transfer of shares of CCT stock on terms and conditions satisfactory to Buyer.

          (t) Termination of Stockholder Agreement. At Closing, BMR shall deliver to Buyer evidence of the termination of the Stockholder Agreement dated as of December 31, 2005, by and among BMR, CCT and Dr. Rosenthal.

          (u) Form 5500 Filing. On or before Closing, BMR shall have filed a Form 5500 with the IRS relating to the 2005 calendar year, and shall have delivered a copy of such filing to Buyer.

          (v) Comerica Loans Release. On or before Closing, BMR or CCT shall have delivered to Buyer a written statement from Comerica Bank acknowledging the satisfaction in full of all outstanding obligations under the Comerica Loans, and releasing CCT from any and all obligations thereunder.

          (w) CT Management, Inc. Release. On or before Closing, BMR or CCT shall have delivered to Buyer a written statement from CT Management, Inc., on terms acceptable to Buyer, acknowledging the partial satisfaction of the outstanding obligations under the Debt Restructuring Agreement, and fully releasing CCT and Buyer from any and all obligations thereunder.

     Section 7.02. Conditions Precedent to the Obligations of BMR. The obligations of BMR and the Members to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement and the Ancillary Documents shall be true and correct in all material respects (other than representations and warranties that are by their terms qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and on the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date; and, each and all of the agreements and covenants of Buyer to be performed before the date of Closing pursuant to the terms hereof shall have been duly performed.

          (b) Consideration. At the Closing Date, BMR shall have received from Buyer the Unadjusted Consideration.

          (c) Government Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

          (d) Certificate of Good Standing. BMR shall have received from Buyer Certificates of Good Standing respecting Buyer and Designee.

          (e) Instrument of Assumption. Buyer shall have executed and delivered the Instrument of Assumption.


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

          (f) Hart-Scott-Rodino Consent. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

                                  ARTICLE VIII

                                    Indemnity

     Section 8.01. Indemnity by BMR and the Members.

          (a) Each of BMR and the Members hereby agree, jointly and severally, to indemnify, defend and hold Buyer and Designee and their successors, assigns or affiliates harmless from and against any and all Damages incurred or suffered by Buyer and Designee and their respective successors, assigns or affiliates arising out of or relating to or resulting from:

               (i) the ownership, management, use, operation or conduct of the Business, or the Combined Assets prior to the Closing Date;

               (ii) any inaccuracy or breach of any representation or warranty of BMR, CCT or the Members contained in this Agreement, the Ancillary Documents or any Schedule or Exhibit to this Agreement;

               (iii) any breach of any covenant of BMR, CCT or the Members contained in this Agreement, the Ancillary Documents or any Schedule or Exhibit to this Agreement; or

               (iv) the Excluded Obligations.

          (b) The indemnification obligations pursuant to Section 8.01(a)(ii), shall become operative only after the aggregate amount of Damages of Buyer exceeds the sum of $250,000 (at which point BMR and the Members shall become liable for the aggregate amount of Damages under Section 8.01(a)(ii), and not just amounts in excess of $250,000). Notwithstanding the foregoing, the aggregate liability of BMR and the Members for Damages under Section 8.01(a)(ii) shall not exceed $10,000,000; provided, however, that the foregoing limitations shall not apply to a claim relating to a breach of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.11, 3.15, 3.18 and 3.26 or with respect to Damages resulting from fraud or willful misconduct.

          (c) The Escrow Agreement is intended to secure the indemnification obligations of BMR and the Members under this Agreement. However, the rights of Buyer under this Article VIII shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for Buyer to enforce such rights.

     Section 8.02. Indemnity by Buyer.

          (a) Buyer hereby agrees to indemnity, defend and hold BMR, the Members, their respective successors, assigns and affiliates harmless from and against Damages incurred or suffered by BMR, the Members or their respective successors, assigns and affiliates, arising out of or relating to or resulting from:

               (i) the ownership, management, use, operation or conduct of the Business, or the BMR Assets from and after the Closing Date;

               (ii) any inaccuracy or breach of any representation, or warranty of Buyer contained in this Agreement, the Ancillary Documents or any Schedule or Exhibit to this Agreement;

               (iii) any breach of any covenant of Buyer contained in this Agreement, the Ancillary Documents or any Schedule or Exhibit to this Agreement; or

               (iv) the Assumed Obligations.

          (b) The indemnification obligations pursuant to Section 8.02(a)(ii), shall become operative only after the aggregate amount of Damages of BMR exceeds the sum of $250,000 (at which point Buyer shall become liable for the aggregate amount of Damages under Section 8.02(a)(ii), and not just amounts in excess of $250,000). Notwithstanding the foregoing, the aggregate liability of Buyer for Damages under Section 8.02(a)(ii) shall not exceed $10,000,000; provided, however, that the foregoing limitations shall not apply to a claim relating to a breach of the representations and warranties set forth in Sections 4.01 and 4.02 or with respect to Damages resulting from fraud or willful misconduct.

     Section 8.03. Limitation on Period to Initiate Claims under Sections 8.01 and 8.02. No party may commence any claim under Section 8.01(a)(ii) or Section 8.02(a)(ii) for breach of representation or any claim under Section 8.01(a)(iii) or Section 8.02(a)(iii) for breach of any covenant under this Agreement or any Ancillary Document which by its terms is to be performed on or before the Closing Date from and after September 15, 2008, except that (i) the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.26,
4.01 and 4.02 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 3.11, 3.15 and 3.18 shall survive until thirty (30) days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, a Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.


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

     Section 8.04 Notice of Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action (a "Claim Notice"). Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VIII and (B) the Damages reasonably likely to be incurred is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VIII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 8.04(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided, that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In order to seek indemnification under this Article VIII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

          (c) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided, that if the Indemnified Party is Buyer and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to disburse the Claimed Amount to Buyer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

     Section 8.05. Damages. In the event of a breach or default by any party hereto, the parties expressly acknowledge and agree that any damages arising therefrom shall be determined independently from, and shall not be limited or restricted by, the provisions hereof relating to the allocation of the Consideration as set forth in Section 2.08 above (but shall be subject to the limitations set forth in Section 8.03 above).

     Section 8.06. Exclusive Remedy. Except with respect to claims based on fraud and willful misconduct, the parties hereto expressly acknowledge and agree that the indemnity rights set forth in this Article VIII shall constitute the sole and exclusive remedies available to such party for any breach of any warranty, representation or covenant of any other party to this Agreement.

     Section 8.07. Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VIII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Consideration for Tax purposes.

                                   ARTICLE IX

                                   Termination

     Section 9.01. Termination of Agreement. BMR and Buyer may terminate this Agreement prior to the Closing, as provided below:

          (a) BMR and Buyer may terminate this Agreement by mutual written consent;

          (b) Buyer may terminate this Agreement by giving written notice to BMR in the event any of the conditions precedent set forth in Section 7.01 are not satisfied as of Closing;

          (c) BMR may terminate this Agreement by giving written notice to BMR in the event any of the conditions precedent set forth in Section 7.02 are not satisfied as of Closing; or

          (d) Either Buyer or BMR may terminate this Agreement by giving written notice to the other if the Closing shall not have occurred on or before December 12, 2006; provided, however, that a party may not terminate this Agreement pursuant to this Section 9.01(d) if the failure of the Closing to occur on or before December 12, 2006, results primarily from a breach by such party of any representation, warranty or covenant contained in this Agreement.

     Section 9.02. Effect of Termination. If either BMR or Buyer terminates this Agreement pursuant to Section 9.01, all obligations of the parties hereunder shall terminate without any liability of any party to the other parties (except for any liability of a party for breaches of this Agreement).

                                    ARTICLE X

                                 Parent Guaranty

     Buyer Parent hereby unconditionally guarantees the due and punctual payment and performance of all of Buyer's obligations set forth in this Agreement. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligation by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of Buyer Parent under this Article X. This guarantee is in no way conditioned upon any requirement that BMR first attempts to collect or enforce any guaranteed obligation from or against Buyer. So long as any obligation of Buyer to BMR under this Agreement remains unpaid or undischarged, Buyer Parent hereby waives (but only with respect to BMR and not as to any other parties) all rights to subrogation arising out of any payment by Buyer Parent under this Article X.

     The obligations of Buyer Parent hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement or any other document related hereto, and shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of Buyer with or into any corporation, or any sale or transfer by Buyer of all or part of its property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Buyer, (c) any modification, alteration, amendment or addition of or to this Agreement, or (d) any disability or any other defense of Buyer or any other person and any other circumstance whatsoever (with or without notice to or knowledge of Buyer Parent) which may or might in any manner or to any extent vary the risks of Buyer Parent or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

     Buyer Parent hereby waives all special suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by BMR and, generally, all demands and notices of every kind in connection with this Article X and Buyer's obligations hereby guaranteed, and which Buyer Parent may otherwise assert against BMR.

     This Article X shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of Buyer under this Agreement is


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

rescinded or must otherwise be restored or returned by BMR upon the insolvency, bankruptcy or reorganization of Buyer or otherwise.

     Buyer Parent acknowledges that each of the waivers set forth above is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

                                   ARTICLE XI

                                  Miscellaneous

     Section 11.01. Expenses. Buyer and BMR shall bear their own respective expenses incurred by such party in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Documents, except as otherwise provided.

     Section 11.02. Transfer Taxes. Transfer Taxes, sales and similar Taxes and assessments, if any, shall be paid by BMR.

     Section 11.03. Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing party shall use commercially reasonable efforts to advise the other party and provide it with a copy of the proposed disclosure prior to making the disclosure).

     Section 11.04. Further Assurances. From and after the Closing Date, without any further consideration, the parties hereto shall take all appropriate action and execute all documents, instruments or conveyances of any kind which may be necessary or advisable to carry out any of the provisions hereof and to consummate the transactions contemplated hereby, as the other party may reasonably request.

     Section 11.05. Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery, overnight courier, or by mail (postage prepaid), telegraph, telex, or facsimile transmission, and shall be deemed to have been given or made when personally delivered, when delivered to the telegraph company, charges prepaid, and otherwise when received, addressed to the respective parties as follows:

          (a) If to BMR, Members or, before the Closing, CCT:

               c/o Behavioral and Medical Research, LLC
               Attn: Robert L. Palko, President
               3625 Ruffin Road, Suite 100
               San Diego, CA 92123
               Facsimile: (952) 936-1398


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

               With a Copy to:

               Jack N. Rudel, Esq.
               Jennings, Strouss & Salmon, PLC
               201 East Washington Street, 11th Floor
               Phoenix, AZ 85004-2385
               Facsimile: (602) 495-2680

or to such other address as BMR may from time to time designate by notice to Buyer with respect to future notices, demands and other communications to BMR;

          (b) If to Buyer or, after the Closing, CCT:

               Josef von Rickenbach
               PAREXEL International Corporation
               195 West Street
               Waltham, MA 02451
               Facsimile: (602) 495-2680

               With a copy to:

               C. Douglas Batt
               PAREXEL International Corporation
               195 West Street
               Waltham, MA 02451
               Facsimile: (781) 434-5040

               With a copy to:

               Jeffrey A. Hermanson, Esq.
               David E. Redlick, Esq.
               Wilmer Cutler Pickering Hale and Dorr LLP
               60 State Street
               Boston, MA 02109
               Facsimile: (617) 526-5000

or to such other address as Buyer may from time to time designate by notice to BMR with respect to future notices, demands and other communications to Buyer.

     Section 11.06. Postponement and Waiver. Any postponement or waiver pursuant to this Agreement shall be in writing and shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies expressly specified in the Agreement are cumulative and are not exclusive of any rights or remedies which any party would otherwise have.


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

     Section 11.07. Assignment. This Agreement shall not be assignable by any party hereto, except that Buyer may assign this Agreement to any affiliate of Buyer; provided, however, that any such assignment shall not relieve or release Buyer from any of its liabilities and obligations thereunder.

     Section 11.08. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement; provided, further, that the Confidentiality Agreement shall terminate immediately upon Closing, and shall thereafter have no further force and effect.

     Section 11.09. Invalidity. In the event that any one or more of the provisions contained in this Agreement, or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

     Section 11.10. Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     Section 11.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and such counterparts shall together constitute and be one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Originals of each of the counterpart signatures shall be attached to the duplicate originals of this Agreement for each party hereto, and their counsel.

     Section 11.12. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California. The parties agree that any litigation between them arising in connection with this Agreement shall be brought in state or federal court located in San Diego, California, and the parties hereby agree, consent and submit to the exclusive jurisdiction of such court.

     Section 11.13. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                       [SIGNATURES CONTINUED ON NEXT PAGE]


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

     IN WITNESS WHEREOF the due execution of this Purchase Agreement as of the Effective Date first written above.

BUYER:                                  CCT:

PAREXEL INTERNATIONAL, LLC, a           CALIFORNIA CLINICAL TRIALS MEDICAL
Delaware limited liability company      GROUP, INC., a California professional
                                        medical corporation


By: /s/ Josef H. von Rickenbach         By: /s/ Murray H. Rosenthal, D.O.
    ---------------------------------       ------------------------------------
Its: President                          Its: President


BMR:                                    MEMBERS:


BEHAVIORAL AND MEDICAL RESEARCH, LLC,   /s/ Murray H. Rosenthal, D.O.
a California limited liability          ----------------------------------------
company                                 Murray H. Rosenthal, D.O.


By: /s/ Robert J. Palko                 /s/ Robert J. Palko
    ---------------------------------   ----------------------------------------
Its: President                          Robert J. Palko

     The undersigned has executed this Agreement solely for the purpose of becoming bound by Article X.

                                        PAREXEL INTERNATIONAL CORPORATION, a
                                        Massachusetts corporation


                                        By: /s/ Josef H. von Rickenbach
                                            ------------------------------------
                                        Name: Josef H. von Rickenbach
                                        Title: Chairman & Chief Executive
                                               Officer


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